Exhibit 2.1

Date: 3 July 2026

(1)	The Sellers

(2)	Roadzen Technologies Limited

Share Purchase Agreement

relating to

Riverside International Holdings Ltd

Blake Morgan LLP

6 New Street Square

London EC4A 3DJ

SE/624049-1

www.blakemorgan.co.uk

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONTENTS

1	Interpretation	4
2	Agreement for Sale and Purchase	4
3	Conditions	5
4	Price and Apportionment	6
5	Pre-Completion and Post- Completion Obligations	8
6	Completion	9
7	Deferred Consideration Conditions	10
8	Tax Covenant	11
9	Warranties	11
10	Indemnities	14
11	No Counterclaim, Set-off, Etc	15
12	Protection of Goodwill and Trade Secrets	15
13	Confidentiality and Announcements	18
14	Assignment	19
15	Succession	20
16	Third Party Rights	20
17	No Agency	20
18	Notices	20
19	Sellers’ Representatives	22
20	Variation	23
21	Waiver	23
22	Costs	23
23	Severance	23
24	Further Assurance	24
25	Entire agreement	24
26	Counterparts	25
27	Governing Law and Jurisdiction	25
28	Agreement survives completion	25

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THIS AGREEMENT IS DATED THE 3 DAY OF                          JULY 2026

PARTIES

(1)	The persons whose names and addresses are set out in Schedule 1 (the Sellers); and

(2)	Roadzen Technologies Limited, a company incorporated in India, (registered number: 07AAHCR4088H1Z2) whose registered office is at Flat No.802-804, 08th Floor Vijaya Building, 17 Barakhamba Road, New Delhi, 110001, India (the Buyer).

Background

(A)	The Company is a private company limited by shares incorporated in England & Wales with registered number 11301148. Further details of the Company and the Subsidiaries are set out in Schedule 2.

(B)	The Sellers are the legal and beneficial holders of the Sale Shares, which together constitute the entire allotted and issued share capital of the Company.

(C)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares on the terms of this Agreement.

(D)	The Buyer shall purchase the Sale Shares for the total purchase price of £12,000,000, subject to conditions as more fully set forth hereinbelow but to summarise being:

(i).	£6,000,000 shall be paid at Completion on the condition that Andrew Lawrence enters into a three (3) year service agreement with the Company that becomes effective as of the date of Completion; and

(ii)	Subject to clause 7, the Buyer shall pay to Sellers the sum of £3,600,000 no sooner than one (1) year after the Completion Date on the condition that the Key Client, remains a client of the Group during the 12 months following the Completion Date on materially the same terms as the date hereof;

(iii)	Subject to clause 7, the Buyer shall pay to Sellers the sum of £2,400,000 on the condition that:

(a)	the aggregate Combined Operating Ratio (“COR”) of RUL and RIAML is at or below 85% measured annually for the three (3) year period following the Completion Date. and

(b)	the combined EBITDA of the Company and the Subsidiaries utilising UK GAAP “for months 25-36 post Completion exceeds £1,968,000.

(E)	In the event the conditions set out in Recital D (ii) and / or (iii) set forth hereinabove are not timely satisfied, then the Buyer shall not be obligated to make the payment for that tranche of Deferred Consideration regardless of the subsequent satisfaction of the relevant condition precedent;

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(F)	Each of Andrew Lawrence and Rita Lawrence shall have the option to elect that their entitlement the Completion Payment is made in cash or converted into shares of the Buyer at pre-IPO equity (at INR 2,500 crore pre-money valuation) or a combination thereof on the following conditions:

(i)	the election must be made no later than 10 Business Days prior to the Completion Date; and

(ii)	the election once made would be irrevocable; and

(iii)	in the event the election is made to take a portion of the payment in Buyer’s pre-IPO equity, no more than 90% of the required payment may be made in cash.

Agreed Terms

1	Interpretation

1.1	In this Agreement, including the sections above, unless the context otherwise requires, the words in Schedule 10 (Definitions) shall have the meanings set out therein.

1.2	In this Agreement, unless expressly stated otherwise, all warranties, indemnities, covenants, agreements and obligations entered into by more than one person are given or entered into jointly and severally.

1.3	In this Agreement, references to specific parts of the law of the UK shall be taken to include a reference to the law of any other jurisdiction so far as the same may apply to any Group Company and may be similar to or have a similar purpose to the law of the UK to which reference is made.

1.4	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.5	Where there is a conflict between the Recitals above and the other terms of this Agreement set out below (or where they are inconsistent with each other) the terms of the Agreement set out below shall prevail.

2	Agreement for Sale and Purchase

2.1	With effect from Completion and subject to the Conditions having been satisfied in accordance with Clause 3, each of the Sellers shall sell those Sale Shares set opposite his name in Schedule 1 (The Sellers) with full title guarantee, free from all Security Interests, and the Buyer shall buy the Sale Shares, together with all rights and benefits that attach (or may in the future attach) to the Sale Shares (including, in particular, the right to receive all dividends, distributions or any return of capital declared, made or paid on or after the Completion Date).

2.2	Each Seller hereby waives all rights of pre-emption and other restrictions on transfer in respect of the Sale Shares or any of them conferred by the articles of association of the Company, any shareholders agreement or cross option agreement to which any of the Sellers are a party or otherwise and they each hereby confirm that they have procured the irrevocable waiver of all such rights and restrictions conferred on any other person

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2.3	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously.

3	Conditions

3.1	Completion of this Agreement is subject to and conditional upon the following occurring on or prior to the Longstop Date:

3.1.1	consent to the Change In Control being granted by the FCA in respect of RUL;

3.1.2	the MFSA having provided its unconditional approval in writing to the Change in Qualifying Shareholding in RIAML;

3.1.3	if required, the transaction contemplated under this Agreement being notified to the National Foreign Direct Investment Screening Office (the “Office”), pursuant to the requirements stipulated in the National Foreign Direct Investment Screening Office Act (Chapter 620 of the Laws of Malta) (the “FDI Act”), and if the transaction is deemed by the Office to be subject to screening under the provisions of the FDI Act, the clearance or approval thereof in writing by the said Office;

3.1.4	Andrew Lawrence having entered into the Service Agreement;

3.1.5	Completion of the AICPA Audit to the satisfaction of the Buyer;

3.1.6	Completion of the C Share Buyback; and

3.1.7	each of [***] and [***] entering into a new service agreement with the Company and with RIAML respectively, on terms satisfactory to the Buyer.

(the Conditions).

3.2	This Agreement shall automatically terminate and cease to have effect (except as provided in Clause 3) at 5.30 p.m. on the Longstop Date (or such later date agreed in writing between the parties), if the Conditions are not satisfied or waived by the Buyer by or before that time. For the avoidance of doubt the Buyer may not waive the Condition set out in clauses 3.1.1 to clause 3.1.3 (inclusive) above.

3.3	If this Agreement terminates in accordance with clause 3.2, clause 5.2, clause 9.6 or clause 9.11 it will immediately cease to have any further force and effect except for:

3.3.1	any provision of this Agreement that expressly intended to come into or continue in force on or after termination (including clause 1 (Interpretation), Clause 3.1 and this Clause 3.1 (Conditions), clause 13 (Confidentiality), and clause 18 (Notices) to clause 28 (Agreement Survives Completion) (inclusive)), each of which shall remain in full force and effect; and

3.3.2	any rights, remedies, obligations or liabilities of the parties that have accrued before termination.

3.4	The Sellers and the Buyer shall use all reasonable endeavours to procure (so far as it lies within their respective powers so to do) that the Conditions are satisfied as soon as practicable and in any event no later than the Longstop Date. The parties shall commence collating the required information and preparing the Change In Control and Change in Qualifying Shareholding applications in respect of RUL and RIAML respectively after the date of the Disclosure Letter.

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3.5	The Sellers and the Buyer shall mutually co-operate fully in all actions necessary to procure the satisfaction of the Conditions including (but not limited to) the provision of all information reasonably necessary to make any notification or filing that the Buyer deems to be necessary or as required by any relevant authority, keeping the other party informed of the progress of any notification or filing and providing such other assistance as may reasonably be required.

4	Price and Apportionment

4.1	The Price for the sale of the Sale Shares shall be the aggregate of:

4.1.1	the Completion Payment,

(a)	plus an amount equal to the Cash;

(b)	minus an amount equal to the Indebtedness;

(c)	plus the amount by which the Actual Working Capital exceeds the Target Working Capital (Working Capital Excess), or minus the amount by which the Target Working Capital exceeds the Actual Working Capital (Working Capital Shortfall), and

4.1.2	the Deferred Consideration (to the extent that these are payable)

and shall be payable in accordance with this clause 4.

4.2	Completion Price

4.2.1	Subject to clause 4.8 in respect of Andrew Lawrence and Rita Lawrence, on Completion the Buyer shall pay the Completion Payment to the Sellers in cash less the sum of £600,000 which shall be paid into the Retention Account, which is to be maintained in accordance with the provisions of clause 4.7 of this Agreement and the Retention Letter. Notwithstanding the provisions of this clause 4.2.1, if, prior to Completion, the Sellers obtain a policy of Warranty & Indemnity insurance with a reputable provider providing sufficient coverage for the Sellers liability to a potential Claim and on terms reasonably agreeable to the Buyer (including the Buyer’s interest being noted on the policy) then the requirement for a Retention Account shall cease and the sum of £600,000 otherwise to be paid into the Retention Account shall be paid to the Sellers on the Completion Date.

4.2.2	Without prejudice to clause 4.5 as between themselves the Sellers shall be entitled to the Completion Payment and, where applicable, any additional payment made by the Buyer in accordance with clause 4.2.4(a) in the proportions set out opposite their names in Schedule 1.

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4.2.3	Following Completion the parties shall procure that the Completion Accounts and the Adjusted Price Statement are prepared and agreed or determined in accordance with Schedule 9 (Completion Accounts).

4.2.4	Following agreement or determination of the Completion Accounts and Adjusted Price Statement in accordance with clause 4.2.3 and Schedule 9 (Completion Accounts):

(a)	if the amount of the Completion Price as set out in the Adjusted Price Statement exceeds the aggregate of the Completion Payment, the Buyer shall pay to the Sellers’ Solicitors an amount equal to the excess in cash on or before the Adjusted Price Payment Date and the provisions of clause 4.4 shall apply; or

(b)	if the amount of the Completion Price as set out in the Adjusted Price Statement is less than the aggregate of the Completion Payment, the Sellers shall pay to the Buyer’s Solicitors an amount equal to the shortfall in cash on or before the Adjusted Price Payment Date and the provisions of clause 4.4 shall apply.

4.2.5	Subject to clause 4.7 below, there shall be no adjustment to the Completion Price in the event that the Completion Price as set out in the Adjusted Price Statement is equal to the Completion Payment, in which case the Completion Payment shall be the Completion Price.

4.3	Deferred Consideration

Subject to clause 7 below, the Deferred Consideration shall be satisfied by the Buyer paying to the Sellers:

(a)	First Deferred Consideration Payment on the First Deferred Payment Date; and

(b)	Second Deferred Consideration Payment on the Second Deferred Payment Date;

in each case in accordance with clause 4.4 below.

4.4	All payments to be made to the Sellers in respect of the Price shall be made in sterling by electronic transfer of immediately available funds to the Sellers’ Solicitors (who are irrevocably authorised by the Sellers to receive the same). Payment in accordance with this clause shall be a good and valid discharge of the Buyer’s obligation to pay the sum in question and the Buyer shall not be concerned to see the application of the monies so paid.

4.5	The Price shall be deemed to be reduced by the amount of any payment made to the Buyer for each and any Claim and by the amount of any payment made to the Buyer in accordance with clause 4.2.4(b).

4.6	If any party defaults in the payment when due of any sum payable under clause 4.2.4 or clause 4.3, the liability of the defaulting party shall be increased to include interest at the Interest Rate on the amount outstanding from the date when payment was due until the date of actual payment (both dates inclusive). Interest shall accrue from day to day and be compounded annually.

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4.7	Amounts may only be released to the Sellers from the Retention Account in accordance with the provisions of the Retention Letter. Subject to the terms of the Retention Letter, the amount standing to the credit of the Retention Account, including any accrued interest on that amount is to be released to the Sellers on the first anniversary of Completion.

4.8	Subject to clause 4.2.1 above and the following conditions being met, each of Andrew Lawrence and Rita Lawrence shall be entitled to elect in writing (“the Election”) that some or all of their entitlement to the Completion Payment is paid in shares in the Buyer (“Roadzen Shares”) at a price per share equal to the pre-IPO equity (at INR 2,500 crore pre-money valuation):

4.8.1	if Andrew Lawrence and / or Rita Lawrence wishes to receive some of his / her entitlement of the Completion Payment as Consideration Shares he / she shall notify the Buyer of his / her wish in writing not less than 10 Business Days prior to Completion Date; and

4.8.2	the Election once served on the Buyer is irrevocable; and

4.8.3	the Election must specify the amount of the serving party’s entitlement to the Completion Payment that he / she wishes to be paid in Roadzen Shares (being not less than 10% of that party’s entitlement to the Completion Payment);

4.9	Upon receipt of an Election (and subject to all of the conditions in clause 4.8 above having been satisfied) the Buyer shall arrange for the Roadzen Shares to be issued to the relevant electing Seller as soon as is reasonably practical after Completion Date. Each relevant Seller being issued Roadzen Shares shall enter into a joint election with their employer entity in the form approved by HMRC to fully disapply Chapter 2 of Part 7 ITEPA under section 431(1) ITEPA within 14 days of issue of such Roadzen Shares.

5	Pre-Completion and Post- Completion Obligations

5.1	Each of the Sellers jointly and severally undertake to:

5.1.1	comply with their undertakings and obligations set out in Schedule 8 (Pre-Completion Obligations) at all times during the Interim Period; and

5.1.2	promptly notify the Buyer in writing of any event, matter or circumstance which constitutes or may reasonably be expected to constitute a breach of any of the undertakings or obligations set out in Schedule 8 (Pre-Completion Obligations) including sufficient detail to enable the Buyer to make an informed assessment of the nature, scope and impact of the notified breach or anticipated breach.

5.2	If at any time during the Interim Period the Buyer becomes aware (whether pursuant to clause 5.1.2 or otherwise) of any matter or thing which has arisen or may arise which has, or is likely to have, a material and / or adverse effect on the Business or on the financial, regulatory or trading position or prospects of the Company and / or any of the Subsidiaries (and without prejudice to any other rights or remedies it has) the Buyer may terminate this Agreement by notice in writing to the Sellers (and, if so terminated, this Agreement shall terminate and cease to have effect save as referred to in clause 3.3).

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5.3	Without limiting any action by the Buyer or any member of the Buyer’s Group during the period from the Completion Date up to and including the Second Deferred Payment Date, the Buyer shall procure (acting in good faith) that:

5.3.1	the Business is carried on in the ordinary course;

5.3.2	no member of the Buyer’s Group shall take any deliberate action to distort the financial performance of the Business with the intention of avoiding or reducing the amount of any payment of Deferred Consideration;

5.3.3	no member of the Buyer’s Group shall divert the Key Client and / or any of the Secondary Key Clients from the Group to elsewhere within the Buyer’s Group save as agreed between the parties, and the Buyer shall procure that any such clients which are agreed to be so diverted are included in any relevant calculations of the Deferred Consideration;

5.3.4	any group charges, management charges or similar applied to the Group by any member of the Buyer’s Group shall not be included in the calculation of EBITDA set out in clause 7.3.2; and

5.3.4	there is sufficient resource employed by the Group to allow the Company and the Subsidiaries to carry out the Business.

5.4	Andrew Lawerence shall procure that ownership of each of the domains (i) orchard-administration.co.uk (ii) riverside-international-holdings.co.uk and (iii) insuranceandmore.co.uk are transferred to the Company on or prior to Completion.

6	Completion

6.1	Completion shall take place on the Completion Date at the offices of the Buyer’s Solicitors (or such other place as the parties shall agree) when each of the parties shall comply with the provisions of Schedule 5 (Completion Obligations).

6.2	In this Agreement, “Completion Date” means the date 5 Business Days after the Conditions have been satisfied or waived prior to that date (or such other date as the parties may mutually agree in writing) provided this occurs on or before the Longstop Date.

6.3	The Buyer may in its absolute discretion waive any requirement contained in paragraph 1 of Schedule 5 (Completion Obligations).

6.4	The Buyer shall not be obliged to complete the purchase of the Sale Shares unless the Sellers comply fully with their obligations under Schedule 5 (Completion Obligations) (to the extent not waived by the Buyer).

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7	Deferred Consideration Conditions

First Deferred Consideration Payment

7.1	The First Deferred Consideration Payment shall be paid on the First Deferred Payment Date upon the satisfaction of the First Deferred Payment Condition.

Second Deferred Consideration Payment

7.2	Subject to clause 7.6 and clause 7.7 below, the Second Deferred Consideration Payment shall be payable within 5 Business Days of the satisfaction of the Second Deferred Payment Conditions:

7.3	The Second Deferred Consideration Payment shall only become due and payable:

7.3.1	where during the COR Performance Period, the combined COR for each RUL and RIAML is at or below 85%, to be measured annually in each of the three years constituting the COR Performance Period; and

7.3.2	where the Company’s EBITDA (calculated utilising UK GAAP) is equal to or exceeds the EBITDA Target.

(“the Second Deferred Payment Conditions”)

7.4	The parties shall act in good faith and shall use reasonable endeavours to determine and agree upon whether the Second Deferred Consideration Conditions have been satisfied. If the parties cannot agree within 20 Business Days of the third anniversary of Completion, then the matter shall be referred to an Independent Expert and the terms of para 2.2 of Schedule 9 shall apply mutatis mutandis.

7.5	For the avoidance of doubt the Buyer shall only make a payment of the Second Deferred Consideration Payment when each of the Second Deferred Consideration Conditions have been satisfied and in the event that either of the Second Deferred Consideration Conditions are not satisfied then the Sellers entitlement to any payment of the Second Deferred Consideration Payment shall lapse.

7.6	The parties shall agree a schedule of :

(i)	the Secondary Key Client GWP Completion Target on or within 20 Business Days of the Completion Date (“Completion Schedule”); and

(ii)	the Secondary Key Client Third Anniversary GWP on or within 20 Business Days of the third anniversary of the Completion Date.

Each of the Secondary Key Client GWP Completion Target and the Secondary Key Client Third Anniversary GWP shall be calculated in GBP£ Sterling and any amounts received by the Group in EURO€ shall be converted into GBP£ Sterling at the rate of GBP£1 to EURO€1.15.

If the parties cannot agree either of the above schedules within the respective 20 Business Day period set out above then the matter shall be referred to an Independent Expert and the terms of para 2.2 of Schedule 9 shall apply mutatis mutandis.

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7.7	Should the Secondary Key Client Third Anniversary GWP be less than Secondary Key Client GWP Completion Target then the following reduction shall be applied to the Second Deferred Consideration Payment:

% Reduction in Secondary Key Client Third Anniversary GWP	Reduction (£)	Remaining Payment of Second Deferred Consideration Payment Due (£)	Reduction (%)
Less than 10%	-	£2,400,000	0%
Between 10% - 15%	£240,000	£2,160,000	10%
More than 15% but less than 20%	£480,000	£1,920,000	20%
More than 20% but less than 30%	1,200,000	£1,200,000	50%
30% or more	£2,400,000	-	100%

7.8	Clause 7.7 shall not be applied should to any reduction in Secondary Key Client GWP Third Anniversary GWP where that reduction in GWP is solely attributable to a Force Majeure Event.

8	Tax Covenant

The provisions of Schedule 7 (Tax Covenant) apply with effect from Completion.

9	Warranties

9.1	The Sellers jointly and severally warrant to the Buyer and its successors in title that each of the statements in Schedule 3 are true, accurate and not misleading.

9.2	Each of the Warranties is separate and without prejudice to any other Warranty and (except where this Agreement expressly provides otherwise) shall not be limited or restricted by reference to or inference from any other term of this Agreement or any other Warranty.

9.3	The Warranties (other than the Fundamental Warranties) are given subject to all matters Disclosed and save as expressly provided in this Agreement, no information of which the Buyer, its agents or its advisers has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Buyer or on its behalf), shall prejudice or prevent any Claim or reduce the amount recoverable by the Buyer under this Agreement.

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9.4	The Fundamental Warranties are not subject to any matters Disclosed or to the limitations on claims set out in Schedule 4.

9.5	The Seller shall provide a complete draft of the Disclosure Letter and a complete set of Disclosure Document as soon as practicable after the date of this Agreement. The Buyer and the Sellers will use their reasonable endeavours to negotiate and finalise the draft Disclosure Letter within a reasonable time frame after receipt (having regard to the Disclosure Letter Delivery Date). For the avoidance of doubt the Buyer shall have the right to request further information and / or documents on any matter set out in the draft Disclosure Letter and / or contained or referred to in the Disclosure Documents.

9.6	In the event that:

(i)	the Disclosure Letter and Disclosure Documents are not both in final agreed form, (with the Disclosure Letter signed by each of the Sellers and countersigned by the Buyer) on or before the Disclosure Letter Delivery Date; and / or

(ii)	in the Buyer’s sole discretion, the draft Disclosure Letter and / or Disclosure Documents contain disclosures, materials and / or documents which make the Company and / or any member of the Group less desirable, has or is likely to have, a material and / or adverse effect on the Business or on the financial, regulatory or trading position or prospects of the Company and / or any of the Subsidiaries then the Buyer may terminate this Agreement by notice in writing to the Sellers (and, if so terminated, this Agreement shall terminate and cease to have effect save as referred to in clause 3.3).

9.7	The Sellers further warrant to the Buyer that each of the Warranties will be true, accurate and not misleading throughout the Interim Period. For this purpose, the Warranties shall be deemed to be repeated on each day of the Interim Period, up to and including the Completion Date, by reference to the facts then existing. Any reference made to the date of this Agreement (whether express or implied) in relation to any Warranty shall be construed, in connection with the repetition of the Warranties under this clause 9.7, as a reference to the date of such repetition.

9.8	The Sellers shall not do anything during the Interim Period which would be inconsistent with any term of this Agreement including any of the Warranties, breach any Warranty or cause any Warranty to be untrue, inaccurate or misleading.

9.9	If

(i)	at any time during the Interim Period the Sellers become aware of a fact or circumstance which constitutes (or which is reasonably expected to constitute) a breach of Warranty or which would cause (or is reasonably expected to cause), a Warranty to be untrue, inaccurate or misleading; or

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(ii)	in respect of any matter relating explicitly to any of the Warranties contained in Schedule 3 part 2 (Tax Warranties) and which refer to such matters prior to the date hereof it shall promptly in respect of (i) above may within 30 days from the date hereof in respect of (ii) above (but not thereafter):

9.9.1	notify the Buyer in writing of the relevant fact or circumstance in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

9.9.2	if requested by the Buyer, provide any required additional information and use its reasonable endeavours to prevent or remedy (as the case may be) the notified breach or anticipated breach.

9.10	To the extent that the Sellers make a written notification pursuant to clause 9.9 above, such notification meets the definition of Disclosed (including reference to which of the Warranties the proposed disclosure applies) and the Buyer decides to proceed to Completion pursuant to clause 9.11.2 below, then such notification shall be treated as having been Disclosed.

9.11	If at any time during the Interim Period it becomes apparent that a Warranty has been breached, is untrue, inaccurate or misleading, or that the Sellers have breached any other term of this Agreement including any of the Sellers’ obligations and undertakings in clause 5 or Schedule 8 the Buyer may at its sole discretion and without prejudice to any other rights or remedies it has:

9.11.1	terminate this Agreement by notice in writing to the Sellers (and, if so terminated, this Agreement shall terminate and cease to have effect save as referred to in clause 3.3); or

9.11.2	proceed to Completion.

9.12	Warranties qualified by the expression so far as the Sellers are aware or other similar expression, are deemed to be given to the best of the knowledge, information and belief of the Sellers having made due, diligent and careful enquiry of each other Seller, the Company, the Subsidiaries and the Company’s accountants.

9.13	The Sellers agree that the supply of any information by or on behalf of any member of the Group or their respective employees, directors, agents, officers or professional advisers (Representatives) to the Sellers or their advisers in connection with the Warranties, the Indemnities, the Tax Covenant, the Disclosure Letter or otherwise shall not constitute a warranty as to the accuracy of such information in favour of the Sellers. Each of the Sellers unconditionally and irrevocably waives any and all rights and claims which he might otherwise have against any of the Buyer, any member of the Group or their respective Representatives in respect of such information and unconditionally and irrevocably undertakes to the Buyer, each Group Company and their respective Representatives not to make any such claims. Each Seller agrees that any such right or claim shall not constitute a defence to any claim that the Buyer or any Group Company may make in relation to this Agreement.

9.14	The Sellers shall not plead the Limitation Act 1980 in respect of any Tax Claims.

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9.15	The parties agree that:

9.15.1	all Warranty Claims other than Fundamental Warranty Claims, Indemnity Claims (where specifically referenced) and Claims for breach of any of the Tax Warranties shall be limited in accordance with, and to the extent provided for in, Schedule 4 (Limitations on Claims); and

9.15.2	all Tax Claims shall be limited in accordance with, and to the extent provided in, Schedule 4 (Limitations on Claims) and Schedule 7 (Tax Covenant),

except to the extent that any claim arises or is delayed as a result of dishonesty, fraud, wilful concealment or wilful misconduct on the part of the Sellers, their agents or advisors.

9.16	For the avoidance of doubt, the rights and remedies of the Buyer in respect of any Claim shall not be affected by Completion, or any termination of (or the Buyer’s failure to terminate) this Agreement.

9.17	The Buyer warrants to the Sellers that:

9.17.1	the Buyer has the requisite power and authority to enter into and perform this Agreement and the documents referred to in it (to which it is a party), and they constitute (or will constitute, when executed) valid, legal and binding obligations on the Buyer in accordance with their respective terms; and

9.17.2	the execution and performance by the Buyer of this Agreement and the documents referred to in it (to which it is a party) will not breach or constitute a default under the Buyer’s articles of association, or any agreement, instrument, order, judgement or other restriction which binds the Buyer.

10	Indemnities

10.1	Without restricting any other rights that the Buyer, the Company and the Subsidiaries may have, including the right to claim damages in respect of a Claim or on any other basis, the Sellers covenant to pay to the Buyer immediately and on demand an amount equal to all direct losses (excluding for the avoidance of doubt, any indirect consequential losses, loss of profit and loss of reputation), damages, liabilities, claims, charges, reasonable costs and expenses calculated on a full indemnity basis, incurred or suffered by the Buyer, the Company and / or the Subsidiaries arising as a result of or in connection with:

10.1.1	any insurance excess payable by the Buyer and / or any member of the Buyer’s Group (including the Company and the Subsidiaries post Completion) in respect of or related to any claims made under any professional indemnity insurance policy of the Company and / or any of the Subsidiaries and / or the Buyer’s (or any member of the Buyer’s Group) professional indemnity insurance policy in respect of the Pre-Completion Business;

10.1.2	in respect of the Pre-Completion Business, an insurer avoiding cover (either in full or in part) by reason of the conduct or any act or omission of the Company or any of the Subsidiaries, its employees, any consultant and/or the Sellers (or any of them); and

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10.1.3	any claim relating to the Pre-Completion Business which exceeds the amount of the any professional indemnity insurance policy of the Company and / or any of the Subsidiaries cover limit in any period.

10.2	No Indemnity Claim shall be subject to any matters Disclosed or the provisions of Schedule 4 (Limitations on Claims) (save where specifically referenced).

10.3	Any payment made by the Sellers in respect of an Indemnity Claim shall be increased to include an amount (on a full indemnity basis) in respect of all costs and properly incurred expenses of the Buyer and any Group Company in bringing the relevant Indemnity.

11	No Counterclaim, Set-off, Etc

11.1	Subject to clause 11.2 and the provisions of paragraph 4 of Schedule 9, all sums payable by the Sellers to the Buyer or any Group Company in respect of any Claim or pursuant to clause 11 above shall be paid free and clear of all rights of counterclaim or set-off and without any deductions or withholdings whatsoever, save only as may be required by law.

11.2	The Buyer may set-off any Due Amount due in respect of a Claim against any amount of outstanding Deferred Consideration or which may be or which becomes due to the Sellers in accordance with paragraph 4.1.1 of Schedule 9.

12	Protection of Goodwill and Trade Secrets

12.1	In order to ensure that the Buyer, amongst other things, obtains the full benefit and value of the goodwill and relationships of the Group and the Business, each Seller severally covenants with each of the Buyer and each Group Company that he will not, either on his own account or through or in conjunction, association or by arrangement with or on behalf of any person, directly or indirectly:

12.1.1	for a period of 2 years from the Completion Date, and in the case of each of Andrew Lawrence and [***] an additional period of 2 years from ceasing to be employed by the Company (or a member of the Group), be interested in (as defined in clause 12.2 below), any Restricted Business in any geographic area in which any Group Company carries on the Business or any part of it;

12.1.2	for a period of 2 years from the Completion Date, and in the case of each of Andrew Lawrence and [***], an additional period of 2 years from ceasing to be employed by the Company (or a member of the Group), in relation to a Restricted Business:

(a)	solicit, approach or otherwise seek the custom of any person who, at any time during the 12 months immediately prior to the Relevant Date, was provided with goods or services by, had negotiations relating to the provision of goods or services with, or otherwise dealt with, any Group Company in connection with the Business; or

(b)	otherwise entice away or induce or attempt to induce the reduction of, or to vary adversely the terms of, the custom or business with any Group Company of any person who, at any time during the 12 months immediately prior to the Relevant Date, was provided with services by any Group Company in connection with the Business or do any other thing which is reasonably likely to have such an effect;

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12.1.3	for a period of 2 years from the Completion Date, and in the case of each of Andrew Lawrence and [***], an additional period of 2 years from ceasing to be employed by the Company (or a member of the Group), have any business dealings in connection with any Restricted Business with any person, who, at any time during the 12 months immediately prior to the Relevant Date was provided with goods or services by the Group or who had negotiations relating to the provision of goods or services with the Group in connection with the Restricted Business;

12.1.4	for a period of 2 years from the Completion Date, and in the case of each of Andrew Lawrence and [***], an additional period of 2 years from ceasing to be employed by the Company (or a member of the Group), have any business dealings with or solicit or entice or attempt to entice away any person who is or was at any time during the period of 12 months prior to the Relevant Date a supplier of goods or services to any Group Company if such behaviour causes or is reasonably likely to cause disruption to, adverse variation in the terms of, or the reduction or cessation of, the supply of goods or services to any Group Company by that supplier;

12.1.5	for a period of 2 years from the Completion Date, and in the case of each of Andrew Lawrence and [***], an additional period of 2 years from ceasing to be employed by the Company (or a member of the Group), solicit, entice, employ, conclude any contract for services with, or offer or endeavour to solicit, entice, employ or contract with, or procure or facilitate the making of any such offer or endeavour by any other person with, any officer, manager, consultant or senior employee who works for any Group Company at the Relevant Date or has worked for any Group Company at any time during the 12 months immediately prior to the Relevant Date;

12.1.6	for a period of 2 years from the Completion Date and in the case of each of Andrew Lawrence and [***], an additional period of 2 years from ceasing to be employed by the Company (or a member of the Group), disclose or divulge to any third party any Business Information;

12.1.7	at any time after the Completion Date and in the case of each of Andrew Lawrence and [***], an additional period of 2 years from ceasing to be employed by the Company (or a member of the Group) in relation to any person, trade, business, firm, company or organisation use, or permit or acquiesce in the use of by any other person, business, trade, firm, company or organisation:

(a)	the words “Riverside”, “Orchard”, “Hempstead” “Questor” “insuranceandmore” “Cheapexcess” or anything colourably similar;

(b)	a name (whether registered or not) or any trade or service mark, business or domain name, design or logo which at the Relevant Date is or has been used by any Group Company in connection with the Business;

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(c)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with the words, name, mark, business or domain name, design or logo referred to in clause 12.1.7 (a) and 12.1.7(b);

12.1.8	at any time after the Completion Date present himself or permit himself to be presented as connected in any capacity with any Group Company (save in the normal course of his employment by the Buyer while such employment continues) or interested or concerned in any way in the Sale Shares;

12.1.9	at any time after the Completion Date do or say anything which may be harmful to the reputation of any Group Company or the Business.

12.2	Subject to clause 12.3, for the purposes of clause 12.1.1 a person is interested in a business if he:

12.2.1	carries on the business as principal or agent;

12.2.2	is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business;

12.2.3	has any direct or indirect financial interest (whether as shareholder or otherwise) in the business or in any person who carries on the business; or

12.2.4	is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (whether as shareholder or otherwise) in the business or in any person who carries on the business.

12.3	For the purposes of clause 12.1.1 and 12.2 a person is not interested in a business purely by virtue of having a financial interest in securities held for investment purposes only and which, together with the interests of his connected persons, amount to less than 5% of the issued securities of that class and carry less than 5% of the voting rights attaching to the issued securities of that class and provided that he is not involved directly or indirectly in the management of the relevant business (other than by the exercise of voting rights attaching to securities in the normal course).

12.4	The Sellers undertake to promptly refer to the Buyer all enquiries relating to the Business which they receive at any time after the Completion Date.

12.5	The covenants in clause 12.1 are intended for the benefit of, and shall be enforceable by, each of the Buyer, the Company and the Subsidiaries under the Contracts (Rights of Third Parties) Act 1999.

12.6	Each of the covenants in this clause 12 has been carefully considered by the Sellers, having received appropriate professional advice and the consideration for them is included in the Price.

12.7	The Sellers acknowledge that damages in respect of breach of any of the provisions of clause 12.1 may not be an adequate remedy and that the Buyer shall be entitled to the remedies of injunction and specific performance as well as any other equitable relief without the need for proof of special damage for any threatened or actual breach of any of the Sellers’ obligations in clause 12.1.

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12.8	Whilst the Sellers have taken legal advice on the covenants contained in this clause 12 and the parties consider that they are reasonable in all the circumstances to protect the interests of the Buyer and / or the Company and any member of the Group, the parties agree that:

12.8.1	each of the covenants in this clause 12 shall be deemed to be a separate covenant, independent of, and severable from, each other covenant;

12.8.2	each of the covenants shall be enforceable by the Buyer and any member of its Group to whom it transfers any part of the Business separately and independently of its right to enforce any one or more of the other covenants contained in that clause; and

12.8.3	if any of those covenants are determined by a court of competent jurisdiction to be void or unenforceable but would be valid and enforceable if deleted in part or reduced in application, those covenants shall apply with such deletion or modification as may be necessary to make them valid and enforceable.

13	Confidentiality and Announcements

13.1	Each Seller severally undertakes to each of the Buyer and each Group Company that he shall:

13.1.1	keep confidential the terms of this Agreement and all data, information or trade secrets in his possession concerning the business, affairs, plans, finances, customers, clients or suppliers of each Group Company, the Buyer or any member of the Buyer’s Group;

13.1.2	not disclose any of the information referred to in clause 13.1.1 in whole or in part to any third party, except as expressly permitted by this clause 13; and

13.1.3	not make any use of any of the information referred to in clause 13.1.1, other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

13.2	Notwithstanding any other provision of this Agreement, no party shall be obliged to keep confidential or to restrict its use of any information which:

13.2.1	is or becomes generally available to the public (other than as a result of its disclosure by the receiving party, or any person to whom it has disclosed the information in accordance with clause 13.3, in breach of this Agreement);

13.2.2	was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the receiving party’s knowledge, is not bound by a confidentiality obligation to the disclosing party or otherwise prohibited from disclosing the information.

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13.3	Any party may disclose any information that it is otherwise required to keep confidential under this clause 13:

13.3.1	to his representatives or advisers to enable them to advise on, or facilitate the execution of, this Agreement and related documents and transactions, provided that the disclosing party is responsible for procuring that the relevant third party complies with its obligations under this Agreement and shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this clause 13; or

13.3.2	with the prior consent in writing of all the other parties; or

13.3.3	if such information relates to one party only, with the prior consent in writing of that party; or

13.3.4	to the extent that the disclosure is required:

(a)	by the laws of any jurisdiction to which that party is subject;

(b)	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction;

(c)	to make any filing with, or obtain any authorisation from, a regulatory, judicial, governmental or similar body or securities exchange or any Tax Authority of competent jurisdiction; or

(d)	to protect that party’s interest in any legal proceedings,

13.3.5	provided that in each case (to the extent legally permitted) the disclosing party gives the other parties as much notice of such disclosure as possible and, to the extent possible, takes into account the reasonable requests of the other parties in relation to the content of such disclosure.

13.4	Subject to clauses 13.2, 13.3, 13.5 and 13.6., no party shall make, or permit any person to make, any public announcement, communication or circular concerning this Agreement or any related documents or transactions without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

13.5	The parties shall issue a press release in Agreed Form on exchange of this Agreement and on Completion and the Buyer shall issue an announcement as required by the Nasdaq exchange on exchange of this Agreement.

13.6	The obligations and liability of the Sellers under this clause 13 shall be several and extend only to any loss or damage arising out of their own breaches.

14	Assignment

14.1	Subject to this clause 14 no party shall assign, mortgage, charge, declare a trust of or deal in any other manner with any or all of its rights and obligations under this Agreement (or any other document referred to in it).

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14.2	The Buyer may assign or transfer its rights (but not its obligations) under this Agreement or any related documents to:

14.2.1	another member of the Buyer’s Group for so long as that company remains a member of the Buyer’s Group; or

14.2.2	any person to whom the Sale Shares are sold or transferred by the Buyer following Completion.

15	Succession

15.1	This Agreement shall be binding on, and enure for the benefit of, each party and their respective successors and assigns. Subject to and on any succession and assignment permitted by this Agreement, any successor and/or assignee shall in its own right be able to enforce any term of this Agreement in accordance with its terms as if it were in all respects a party to this Agreement but, until such time, any such successor or assignee shall have no rights whether as a third party or otherwise.

16	Third Party Rights

16.1	The parties agree that (save as set out in clause 16.2 and where expressly stated otherwise in this Agreement) a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

16.2	Clause 9 (Warranties), clause 10 (Indemnities), clause 11 (No Counterclaim, Set-off, Etc), clause 12 (Protection of Goodwill and Trade Secrets), clause 13 (Confidentiality and Announcements) and clause 8 and Schedule 7 (Tax Covenant), confer on the third parties expressly identified therein rights which are respectively directly enforceable by them to the fullest extent permitted by law, subject to and in accordance with the terms of this Agreement.

16.3	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

17	No Agency

17.1	Each party confirms it is acting on its own behalf and not for the benefit of any other person.

18	Notices

18.1	Any notice or other communication given to a party under or in connection with this Agreement must be:

18.1.1	in writing;

18.1.2	sent to the relevant party, for the attention of the contact and to the address or email address specified in Schedule 1 or clause 18.2.3 (as the case may be) or such other address, and contact or email address as that party may notify to each of the others in accordance with this clause 18 and be delivered by hand (including by courier) or sent by first class pre-paid post or by email.

18.2	Any notice to be given under this Agreement to or by:

18.2.1	all of the Sellers, shall be deemed to have been properly given if it is given to or by the Sellers’ Representative specified in clause 18.2.4;

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18.2.2	only some of the Sellers, shall be given to or by the Seller concerned and, where given to a Seller, to his address or email address set out in Schedule 1 (The Sellers) or as otherwise notified in accordance with this clause 18;

18.2.3	The addresses, email addresses and contact details for service of notice or other communications under or in connection with this Agreement are:

18.2.4	Sellers:

(a)	Andrew Lawrence (Sellers’ Representative);

(b)	email address: each of [***] and [***]

(c)	address: [***],

with a copy (which shall not constitute, or be necessary, for valid notice) to the Sellers’ Solicitors at gunnercooke LLP, 1 Cornhill London EC3V 3ND or by email to [***], for the attention of Sara Carpenter.

18.2.5	Buyer:

(a)	Roadzen Technologies Limited: marked for the attention of each of Rohan Malhotra and Richard Schrier;

(b)	email address: [***], [***]

(c)	Address: the address first above written,

with a copy (which shall not constitute, or be necessary for valid, notice) to the Buyer’s Solicitors, 6 New Street Square, London, EC4A 3DJ or by email to [***]for the attention of Stojan Essex.

18.3	A party may change its details for service of notices as specified in clause 18.2.3 or (where applicable) Schedule 1 by giving notice to each of the other parties in accordance with this clause 18. Any notice of a change to the identity of the Sellers’ Representative must be signed by each of the Sellers respectively to be effective. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of:

18.3.1	any date specified in the notice as the effective date for the change; and

18.3.2	five Business Days after deemed receipt of the notice of change.

18.4	A notice which has been delivered or sent in accordance with the requirements of this clause 18 shall be deemed to have been received:

18.4.1	if delivered by hand, at the time of delivery at the address of the relevant party;

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18.4.2	if sent by pre-paid first-class post to an address in the UK, at 9.00 am on the second Business Day after posting;

18.4.3	if sent by email, at the time it left the email gateway of the party giving notice;

18.4.4	if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt;

18.4.5	if deemed receipt under this clause 18.4 would occur outside business hours (meaning for this purpose 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the next Business Day in the place of deemed receipt.

18.5	To prove service, it is sufficient to prove:

18.5.1	if delivered by hand, that the notice was delivered to the correct address (as notified in accordance with this clause); or

18.5.2	if sent by post that the envelope containing the notice was properly addressed, paid for and posted; or

18.5.3	if sent by email, that the email was correctly addressed, left the email gateway of the party giving the notice and no delivery failure notice was received.

18.6	The provisions of this clause 18 do not apply in relation to the service of any proceedings or other documents in any legal action in connection with this Agreement.

19	Sellers’ Representatives

19.1	Each of the Sellers irrevocably appoints the Sellers’ Representative as its sole representative to act on his behalf for all purposes under this Agreement, including for the purposes of negotiating, determining and agreeing any matter between the Buyer and the Sellers, including:

19.1.1	taking any action in connection with this Agreement, inter alia, determination or payment of the Price, the Completion Accounts and the Adjusted Price Statement;

19.1.2	giving or receiving any notice or consent or making any agreement on behalf of the Sellers as a whole;

19.1.3	taking any other action and doing any other things provided for or contemplated by this Agreement to be performed by the Sellers.

19.2	The Sellers’ Representative shall not be liable to any Seller for any act or omission in connection with the performance by him of any of his duties, functions or role as Sellers’ Representative pursuant to this Agreement, except in the case of fraud or dishonesty.

19.3	Each of the Sellers irrevocably agrees to be bound by all steps, actions, omissions and failures to act of the Sellers’ Representative in accordance with the terms of this Agreement, including in connection with any settlement or compromise entered into by the Sellers’ Representative on behalf of one or more of the Sellers and the Buyer shall be entitled to rely upon all such steps, actions, omissions and failures accordingly.

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19.4	Notwithstanding that the Sellers’ Representative is a representative of the Sellers, each of the Sellers acknowledges that the Sellers’ Representative shall owe no fiduciary or other duty to any of the Sellers and each of the Sellers (including the Sellers who are the Sellers’ Representative) agrees to indemnify and keep indemnified the Sellers’ Representative from all losses, costs, expenses or liabilities whatsoever brought or established against the Sellers’ Representative arising out of any act or omission on the part of the Sellers’ Representative acting in his capacity as such.

20	Variation

20.1	No variation of this Agreement will be valid unless it is in writing and signed by or on behalf of each of the parties.

21	Waiver

21.1	A waiver of any right or remedy provided under this Agreement or by law must be in writing and signed by or on behalf of the party waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

21.2	No failure or delay by any party in exercising any right or remedy under this Agreement or by law will operate as a waiver of that or any other right or remedy. No single or partial exercise of any such right or remedy will preclude or restrict any other or further exercise of that or any other right or remedy.

21.3	At the sole discretion of the Buyer, the Buyer may release or compromise the liability of any of the Sellers under this Agreement without affecting the liability of the other Sellers.

22	Costs

22.1	Except as expressly provided in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement.

22.2	The Buyer shall be responsible for and shall pay all stamp duty, stamp duty reserve tax or similar transfer taxes arising on the transfer to it of the Sale Shares in accordance with this Agreement.

23	Severance

23.1	If any provision or part of a provision of this Agreement is or becomes illegal, invalid or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part of provision shall be deemed deleted. Any modification to or deletion of a provision or part of a provision of this Agreement shall not affect the validity and enforceability of the rest of this Agreement.

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24	Further Assurance

24.1	At their own expense, the Sellers shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and perform such acts and deliver such documents as the Buyer may require from time to time for the purpose of transferring the Sale Shares to the Buyer.

24.2	Each Seller undertakes that for as long as he remains the registered holder of any of the Sale Shares after Completion to the day on which the Buyer (or its lawful nominee) is registered in the register of members of the Company as the holder of the Sale Shares he will:

24.2.1	hold the Sale Shares and all dividends and other distributions of profits or other assets in respect of them and all rights arising out of or in connection with them on trust for the Buyer; and

24.2.2	deal with his respective Sale Shares and all such dividends, distributions, assets and rights as the Buyer may direct.

24.3	Each Seller hereby appoints the Buyer as his attorney for the purpose of exercising any rights, privileges or duties attaching to his Sale Shares including receiving and responding to notices of, and attending and voting at, all meetings of the members of the Company and executing any other documents required to be signed by members of the Company. For the purposes of this clause 24.3 each of the Sellers authorises the Company to send any notices in respect of their shareholdings to the Buyer.

25	Entire agreement

25.1	This Agreement, the Disclosure Letter, the documents in the Agreed Form and all agreements entered, or to be entered into, pursuant to the terms of this Agreement or entered into between the parties in writing and expressly referring to this Agreement:

25.1.1	together constitute the entire agreement and understanding between the parties with respect to the subject matter of this Agreement; and

25.1.2	(in relation to such subject matter) supersede and extinguish all prior discussions, correspondence, negotiations, drafts, promises, assurances, warranties, understandings and agreements between the parties and their agents (or any of them).

25.2	Each party agrees and acknowledges that:

25.2.1	in entering into this Agreement and the documents referred to in it, it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement; and

25.2.2	it shall not have any claim for innocent or negligent misrepresentation or negligent misstatement based on any statement or warranty in this Agreement (and any documents referred to in it).

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26	Counterparts

26.1	This Agreement may be entered into in any number of counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same agreement.

26.2	Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) or DocuSign® or other electronic signature platform (which may be simple electronic signature, advanced electronic signature or qualified electronic signature) shall take effect as the transmission of a “wet ink” counterpart of this Agreement. If this electronic method of transmission is adopted, without prejudice to the validity of this Agreement made in this way, each party shall provide the others with the original of the counterpart as soon as reasonably possible thereafter.

26.3	No counterpart shall be effective until each party has provided to the other at least one executed counterpart.

27	Governing Law and Jurisdiction

27.1	This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation shall be governed by the laws of England and Wales.

27.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any claim or dispute (including non-contractual disputes or claims) arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or its subject matter or formation).

28	Agreement survives completion

28.1	This Agreement (other than obligations which have already been fully performed) remains in full force and effect after and notwithstanding Completion.

EXECUTED AS A DEED by the parties and delivered on the date of this deed.

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Schedule 1

The Sellers

[***]

Schedule 2

Part 1

Basic information about the Company

Company name:	Riverside International Holdings Ltd

[***]

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Part 2

Basic information about the Subsidiaries

[***]

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Schedule 3

Warranties

Part 1

General Warranties

1	POWER TO SELL THE SALE SHARES

1.1	Each Seller is the sole legal and beneficial owner of his Sale Shares and is entitled to sell and transfer to the Buyer the full legal and beneficial ownership in those Sale Shares free from all Security Interests, without the consent of any other person.

1.2	Each Seller has full power and authority and where required has obtained all necessary consents, waivers, licences and corporate, regulatory and other approvals to enter into and perform his obligations under this Agreement and all other documents contemplated by or referred to in this Agreement to which he is a party, each of which constitutes (or will when executed constitute) a binding obligation on him in accordance with its respective terms.

1.3	The execution and delivery of, performance of, and compliance with, this Agreement and all other documents contemplated by or referred to in this Agreement by the Sellers will not breach or constitute a default under any agreement or instrument to which a Seller is a party or by which a Seller is bound or any order, judgment, decree or other restriction applicable to any Seller.

2	SHARES IN THE COMPANY AND SUBSIDIARIES

2.1	The Sale Shares are fully paid up, constitute the whole of the issued and allotted share capital of the Company and have been properly allotted and issued.

2.2	The issued shares of the Subsidiaries are fully paid up, constitute the whole of the issued and allotted share capital of that Subsidiaries and have been properly allotted and issued.

2.3	No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities (or any rights or interests in them) of the Company or the Subsidiaries and none of the Sellers, the Subsidiaries nor the Company has conferred or agreed to confer any such rights and no person has claimed any such right.

2.4	No Security Interest has been granted or otherwise exists affecting the Sale Shares or any of them or any of the shares in the Subsidiaries or any unissued shares, debentures or other unissued securities of the Company or the Subsidiaries and no agreement or arrangement to give or create any such Security Interest has been made and no person has claimed any such rights.

2.5	The Subsidiaries are the only Subsidiaries or subsidiary undertaking of the Company and neither the Company nor the Subsidiaries has at any time had any other subsidiaries or subsidiary undertaking.

3	INFORMATION

3.1	Corporate & Property Information

The information in Schedule 2 (Basic information about the Company and the Subsidiaries) and Schedule 6 (Basic information about the Leasehold Property) is complete, accurate and not misleading.

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4	THE ACCOUNTS

4.1	Accounts Disclosed

Complete and accurate copies of the Accounts are included in the Disclosure Documents.

4.2	Preparation of the Accounts

4.2.1	The Accounts:

(a)	have been prepared in accordance with all applicable law and Accounting Standards;

(b)	have been prepared on bases and principles which are consistent with those used in the preparation of the Previous Accounts without any change in accounting policies or estimation techniques.

4.3	Information included in the Accounts

4.3.1	The Accounts:

(a)	give a true and fair view of the assets, liabilities, commitments and state of affairs of the Company and the Subsidiaries in each case at the Accounts Date and of the profits and losses of each of the Company and the Subsidiaries, in each case for the accounting period which ended on the Accounts Date;

(b)	comply with the requirements of the Companies Act and all other applicable laws and regulations in the UK and Malta (as applicable);

(d)	properly reflect the financial position of the Company and the Subsidiaries as at the Accounts Date;

(f)	make full provision or reserve for bad and doubtful debts, non-chargeable work-in-progress and for depreciation on fixed assets;

(g)	make full provision or reserve for all liabilities and capital commitments of the Group outstanding at the Accounts Date, including contingent, unquantified or disputed liabilities;

5	CHANGES SINCE THE ACCOUNTS DATE

5.1	Since the Accounts Date:

5.1.1	the business of each Group Company has been continued in the ordinary and usual course and as a going concern, without any interruption or alteration in nature, scope or manner to the business carried on in the 6 years prior to the Accounts Date;

5.1.2	there has been no material adverse change in the turnover or the financial or trading position of any Group Company;

5.1.3	each Group Company has paid its creditors in accordance with their respective credit terms; and there are no amounts owing by any Group Company which have been due for more than six weeks.

5.2	Since the Accounts Date no Group Company has:

5.2.1	issued, created, allotted, acquired, repaid or redeemed any share or loan capital or agreed to do any such thing;

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5.2.2	declared, paid or made any dividend or other distribution of profits, or has agreed to do or is treated as having done any such thing;

5.2.3	borrowed or raised any money or given or taken any form of financial security;

5.2.4	repaid or become liable to repay or agreed to repay any indebtedness or borrowing (in whole or in part) in advance of its stated maturity;

5.2.5	made or agreed to make any payment in relation to the Business other than payments in the ordinary and normal course of business;

5.2.6	incurred any cost, expense or liability or otherwise made or agreed to make any payment on behalf of the Sellers or any person connected to the Sellers which has not been recharged to the relevant person in the ordinary and proper course of business and in accordance with the accounting policies and procedures of the relevant Group Company as reflected in the Accounts and no such costs, expenses or liabilities remain outstanding;

6	FINANCIAL AND OTHER RECORDS

6.1	All the accounts, books (including the statutory books and registers), ledgers and financial records (Records) of each Group Company:

6.1.1	are in its possession;

6.1.2	have been properly and accurately prepared and maintained in all material respects and in the case of the accounting records comply with the requirements of section 386 and 388 of the Companies Act;

6.2	No notice has been received or allegation made that any of the Records are incorrect or should be rectified.

6.3	To the extent that any of the Records are maintained or stored electronically:

6.3.1	each Group Company is the owner of all hardware and software (or licensed by a third party with respect to the same) required to access, maintain, copy and use such Records and such ownership is not shared with any other person that is not a Group Company; and

6.3.2	such Records are adequately backed-up in the ordinary course of business.

7	CORPORATE MATTERS

7.1	Status and Solvency

7.1.1	No Group Company is insolvent or unable or deemed unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation.

7.1.2	No Group Company has stopped or threatened to stop paying its debts as they fall due.

7.1.3	No step has been taken in any applicable jurisdiction to initiate any process by or under which:

(a)	the ability of the creditors of any Group Company to take any action to enforce their debts is suspended, restricted or prevented;

(b)	some or all of the creditors of any Group Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the relevant Group Company;

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(c)	a person is appointed to manage the affairs, business and assets of the Company or the Subsidiaries on behalf of their creditors;

(d)	the holder of any Security Interest over any of the assets of any Group Company is appointed to control the business or any assets of any Group Company;

(e)	any Group Company could be dissolved, struck off, wound-up or which could result in its assets being distributed among its creditors, shareholders or other contributors or in any related interim order.

7.1.4	No person has taken any step to enforce any Security Interest against any Group Company and no Group Company is and has not been in default under any Security Interest.

7.1.5	No event has occurred causing (and there are no circumstances likely to cause, or which upon intervention or notice by any third party may cause) any floating charge created by any Group Company to crystallise over, or any charge created by it to become enforceable over, its business or assets or any part of them.

7.1.6	None of the Sellers:

(a)	has had a bankruptcy petition presented against him or been declared bankrupt;

(b)	has been served with a statutory demand, or is unable to pay any debts within the meaning of the Insolvency Act 1986;

(c)	has entered into, or has proposed to enter into, any composition or arrangement with, or for, his creditors (including an individual voluntary arrangement); or

(d)	has been the subject of any other event analogous to the foregoing in any jurisdiction.

7.2	Directors and Shadow Directors

7.2.1	The only directors of the Company and the Subsidiaries are the persons whose names are listed in relation to the relevant Group Company in Schedule 2.

7.2.2	No person is a shadow director (within the meaning of section 251 of the Companies Act) of any Group Company but is not treated as one of its directors for all the purposes of that Act.

7.3	Subsidiaries, Associations and Branches

7.3.1	The Company and the Subsidiaries:

(a)	(save in respect of RIAMLH and RIAML) do not hold or beneficially own, and have not agreed to acquire, any share or loan capital or other securities of any company, or any right or interest in the same, whether incorporated in the UK or elsewhere (other than a Group Company);

(b)	(save in respect of RIAMLH and RIAML) have outside the UK no branch, agency, centre of administration or place of business, or any permanent establishment (as that expression is defined in the relevant double taxation relief order current at the date of this Agreement);

(c)	do not control or take part in the management of any company or business organisation (outside of the Group) and has not agreed to do so;

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(d)	are not, in relation to any relevant entity, a registrable relevant legal entity within the meaning of section 790C of the Companies Act;

(e)	are not, and have not agreed to become, a member of any limited liability partnership or other unincorporated association, joint venture or consortium (other than a recognised trade association) and is not nor have they agreed to become party to any agreement or arrangement for sharing commissions or other income.

7.4	Share Capital

7.4.1	No Group Company has at any time:

(a)	repaid, redeemed, reduced, purchased or forfeited any of its own shares;

(b)	allotted or issued any securities that are convertible into shares;

(c)	directly or indirectly provided any financial assistance in contravention of any applicable law or regulation and has not agreed to do any such thing.

7.4.2	Except as required by this Agreement, there are no agreements or arrangements in force which provide for the present or future issue, allotment or transfer of or grant to any person of the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any share or loan capital or other securities of any Group Company (including any option or right of pre-emption or conversion).

7.4.3	No shares in any Group Company have been issued and no transfer of shares has been registered, except in accordance with all applicable laws and with the memorandum and articles of association of the relevant Group Company and all such transfers have been duly stamped, where applicable.

7.4.4	No dividends, bonuses or other distributions of profit or capital have been declared, made or paid at any time except in accordance with all applicable laws and regulations, the memorandum and articles of association of the relevant Group Company and any agreements or arrangements with a third party relating to the payment of dividends, bonuses or distributions.

7.4.5	No warning notice or restrictions notice has been issued under Schedule 1B (Enforcement of Disclosure Requirements) of the Companies Act in respect of any shares or voting rights in, or any right to appoint or remove any member of the board of directors of, any Group Company.

7.5	Constitutional and Corporate Documents

7.5.1	A copy of the memorandum (where applicable) and articles of association of each Group Company has been Disclosed and is complete in all respects.

7.5.2	The register of members, register of people with significant control / register of beneficial owners and other statutory books of each Group Company have been kept in accordance with all applicable laws, are correctly written up to date and contain an accurate and complete record of the matters with which they should deal and no notice or allegation that any of them is incorrect or should be rectified has been received.

7.6	Compliance with laws

7.6.1	All returns, particulars, resolutions and other documents required by law to be filed with or delivered to any authority in any jurisdiction, including in particular the Registrar of Companies, have been correctly prepared and duly filed or delivered within the relevant time limit by each Group Company.

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7.6.2	All applicable laws and regulations and the articles of association of each Group Company have at all times been duly complied with in connection with the formation of each Group Company, the allotment or issue of shares, debentures and other securities, the payment of dividends and the conduct of its business.

7.6.3	Each Group Company is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

7.6.4	Neither the Company nor the Subsidiaries, and so far as the Sellers are aware, none of their respective directors or employees (current or past), have committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any act, order, regulation or the like (whether of the UK or elsewhere) giving rise to any fine, penalty, default proceedings or other liability on its part and neither any Group Company nor any officer has been prosecuted for any criminal, illegal or unlawful act connected with any Group Company.

7.8	Investigations

There are no existing investigations or enquiries by, or on behalf of, any governmental or other body in respect of the affairs of any Group Company and there are no such investigations or enquiries pending.

8	REGULATORY COMPLIANCE

Regulatory Authorisations

8.1	The Subsidiaries have obtained and maintained all consents, authorisations, permissions, passporting rights, approvals and regulatory licences (Regulatory Authorisations) required for the carrying on of the Business at all times in the 3 years prior to the date of this Agreement and copies or details of each of them have been Disclosed.

8.2	All Regulatory Authorisations required for the carrying on of the Business are valid and subsisting.

8.3	No conditions have been imposed and are continuing under any of the Regulatory Authorisations. There are no circumstances which are expected to cause any of the Regulatory Authorisations to be suspended, varied, limited, revoked or otherwise materially adversely affected.

8.4	No Group Company has at any time during the three years preceding the date of this Agreement been subject to any requirement, restriction, undertaking, voluntary requirement, variation of permission, own-initiative requirement, supervisory direction or similar measure imposed or requested by any Regulatory Authority.

8.4	There are no applications currently with any Regulatory Authority to vary any Regulatory Authorisations and no such application is proposed.

8.5	The Business has been carried out exclusively by the Subsidiaries and the Company does not currently, or at any time in the past 3 years prior to the date of this Agreement, carry on any business which requires or required any Regulatory Authorisations.

Regulatory Compliance

8.6	No Group Company has identified any material breach of Regulatory Requirements which remains outstanding or unremedied.

8.7	No Group Company is subject to any ongoing remediation programme relating to compliance with Regulatory Requirements.

8.8	No Group Company has received notice that any Regulatory Authority intends to commence any investigation, review, enforcement action or disciplinary proceedings.

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8.7	No investigation or enquiry by or on behalf of any Regulatory Authority or other governmental, professional, regulatory or other body in respect of the affairs of the Business is in existence or pending, threatened or notified.

8.8	During the three years prior to the date of this Agreement no Group Company has been the subject of:

a)	any enforcement action;

b)	any skilled person review;

c)	any thematic review resulting in findings requirement remediation; or

d)	any request for information or supervisory engagement giving rise to material concerns regarding its compliance arrangements.

8.9	The Employees have all necessary regulatory approvals, authorisations and certifications appropriate for their respective functions within the Business.

8.10	The Subsidiaries have at all times complied in all material respects with the requirements of the Senior Managers and Certification Regime (each of both capitalised terms as defined in the FCA Handbook) applicable to them.

8.11	The Employees are all suitably qualified to perform their roles and the Subsidiaries meets applicable Regulatory Requirements concerning the training and qualification of employees in respect of each Employee.

General compliance

8.12	During the 3 years prior to the date of this Agreement:

8.12.1	the Subsidiaries have ensured that all of their promotional and advertising material complies in all material respects with Regulatory Requirements;

8.12.2	in relation to the Business, no regulatory or disciplinary proceedings or actions have been brought and no fine or other penalty has been imposed by any Regulatory Authority, whether against the Company or its Subsidiaries, or a director, officer or any Employee or former employee of the Company or the Subsidiaries;

8.12.3	no court orders or warrants under the Proceeds of Crime Act 2002, the Terrorist Asset-Freezing etc Act 2010, the Money Laundering Regulations 2007, the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 or any analogous legislation or regulatory requirement in any jurisdiction have been made in relation to any material or information held by the Company or the Subsidiaries in relation to the Business; and

8.12.4	the Company and the Subsidiaries have filed all reports, returns, notifications and other information and made all notifications required by law or required or requested by any Regulatory Authority within the applicable time limit and the contents of each such report, return and notification were, so far as the Sellers are aware, true and accurate at the time they were so filed.

8.12.5	No Group Company has been subject to any investigation, review or enquiry relating to ani-money laundering, sanctions, bribery, corruption or financial crime matters.

8.12.6	No Group Company s carrying out or has been required by any Regulatory Authority to carry out, any customer remediation, customer redress or past business review exercise.

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8.12.7	No Regulatory Authority has raised any material concern regarding the treatment of customers by any Group Company.

8.12.8	The Subsidiaries have implemented and maintained policies, procedures, governance arrangements and controls designed to comply with the Consumer Duty requirements as defined and contained in the FCA Handbook and have conducted business in compliance in all material respects with such requirements.

8.12.9	No Regulatory Authority has raised any material concern regarding the Subsidiaries compliance with Consumer Duty requirements (as defined in the FCA Handbook).

Authorised Representatives

8.13	During the 3 years prior to the date of this Agreement:

8.13.1	All Appointed Representative (as defined in the FCA Handbook) appointments entered into by the Subsidiaries have at all material times complied with Regulatory Requirements.

8.13.2	The Subsidiaries have maintained adequate systems and controls for the supervision and oversight of their Appointed Representatives in accordance with Regulatory Requirements.

8.13.3	No Regulatory Authority has raised any material concern regarding the appointment, monitoring, supervision or conduct of any Appointed Representative.

8.13.4	No Appointed Representative has engaged in any activity which has resulted in any material customer redress exercise, regulatory investigation, regulatory sanction or enforcement action.

8.13.5	The Subsidiaries have maintained policies, procedures and controls designed to comply with applicable anti-money laundering, sanctions, anti-bribery, anti-corruption and financial crime requirements.

8.13.6	No Group Company is carrying out or has been required by any Regulatory Authority to carry out, any customer remediation, customer redress or past business review exercise.

8.13.8	No Regulatory Authority has raised any material concern regarding the treatment of customers by any Group Company.

Complaints & Customer Redress

8.14	The complaints register relating to the Business has been maintained in accordance with Regulatory Requirements, is up-to-date and accurate and contains all customers requirement to be recorded under applicable Regulatory Requirements and a copy has been Disclosed.

8.15	There are no regulatory complaints concerning the Business currently in existence. A summary of all complaints made against any Group Company in respect of the Business in the 3 years prior to the date of this Agreement which have been referred to the FCA and/or Financial Ombudsman Service, and/or the Arbiter for Financial Services has been Disclosed.

Relationship with regulators

8.16	Copies of all correspondence relating to any investigation, supervisory review, enforcement matter, remediation programme or regulatory concern during the 3 year period prior to the date of this Agreement between the Subsidiaries and any Regulatory Authority in respect of the Business have been Disclosed.

8.17	All breaches (if any) of Regulatory Requirements by the Subsidiaries in respect of the Business or otherwise have been remedied to the satisfaction of the relevant Regulatory Authority.

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8.18	No Group Company his aware of any circumstances likely to give rise to a requirement to notify any Regulatory Authority of a material breach of Regulatory Requirements.

8.19	All fines and levies (if any) imposed on the Subsidiaries in respect of the Business or otherwise by any relevant Regulatory Authority have been paid in full.

8.20	No Group Company is subject to any ongoing obligation to undertaken remedial action, enhanced authority or reporting to any Regulatory Authority.

Conduct of business

8.21	There are valid and current client agreements in place between the Subsidiaries and each of the Advised Clients to the extent required by Regulatory Requirements.

8.22	All client agreements currently in place between the Subsidiaries and each of the Advised Clients meet Regulatory Requirements.

8.23	There are no client agreements in place with the Company.

8.24	All versions of the standard-form client agreements which govern any arrangement with any Advised Client have been Disclosed and there are no current arrangements with any client on terms other than those so Disclosed.

8.25	The Subsidiaries comply with their obligations under the FCA Handbook in relation to the payment and acceptance of fees, commissions and non-monetary benefits.

8.26	In the 3 years before the date of this Agreement, the Business has been conducted in all material respects in compliance with all applicable conduct of business requirements under the FCA Handbook and other applicable Regulatory Requirements.

8.27	In the 3 years before the date of this Agreement, the Business has been conducted in all material respects in compliance with all applicable conduct of business requirements under the IDA and the rules, regulations and guidelines issued by the MFSA thereunder.

8.28	The Subsidiaries carries on the Business only in the United Kingdom and does not advise clients who are located outside the United Kingdom at the time when it advises them.

Outsourcing

8.29	All arrangements which constitute a material outsourcing (as defined in the Glossary and in terms of rules issued under the IDA) entered into by the Subsidiaries in respect of the Business have been Disclosed and are in all material respects compliant with Regulatory Requirements.

8.30	No material outsourcing arrangement is in default and no notice has been received alleging non-compliance with any Regulatory Requirements appliable to such outsourcing arrangements.

Regulatory capital

8.31	The Subsidiaries have sufficient regulatory capital to meet its capital adequacy requirements in accordance with Regulatory Requirements and will have sufficient regulatory capital to meet such requirements at all times up to Completion.

8.32	No Group Company has breached any applicable regulatory capital requirement during the three years preceding the date of this Agreement.

8.33	No Group Company is aware of any fact or circumstances which may reasonably be expected to result in a breach of any applicable regulatory capital requirement following Completion.

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9	FINANCE

9.1	Disclosure of financial information

The Disclosure Letter contains full details of:

9.1.1	all money borrowed by each Group Company;

9.1.2	all bank accounts, loans, overdrafts, invoice discounting facilities, hire purchase and leasing agreements, revolving credit, acceptance credits, debentures, foreign exchange hedging, corporate charge card and other financial facilities currently outstanding or available to each Group Company (Facilities) including complete and accurate copies of all documents relating to the Facilities; and

9.1.3	the balances of all of the bank accounts of each Group Company showing the correct position as at the day immediately preceding the Completion Date.

9.2	Bank accounts

Since the preparation of the particulars of the bank accounts included in the Disclosure Letter pursuant to paragraph 9.1.3, there have been no payments out of those bank accounts which are not shown in those particulars, other than routine payments in the ordinary course of business.

9.3	Capital commitments

There were no commitments on capital account outstanding at the Accounts Date.

9.4	No indebtedness of any Group Company is due and payable and no Security Interest over any of the assets of any Group Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise, and no Group Company has received notice (whether formal or informal) from any lenders of money to it, requiring repayment or intimating the enforcement of any security the lender may hold over any of its assets; and, so far as the Sellers are aware, there are no circumstances likely to give rise to any such notice.

9.5	Loans by and debts due to the Company and the Subsidiaries

9.5.1	Each of the Company and the Subsidiaries:

(a)	has no outstanding loan capital;

(b)	has not lent any money which has not been repaid to it;

(c)	does not own the benefit of any debt (whether or not due for payment), other than debts which have arisen in the ordinary course of its business; and

(d)	has not made any loan or quasi loan contrary to the Companies Act.

9.5.2	All debts owing to each Group Company as reflected in the Accounts and all debts subsequently recorded in the books of each Group Company since the Accounts Date:

(a)	have arisen in the ordinary and normal course of its business;

(b)	have been realised or will within three months after the date of this Agreement realise in cash their full amount as included in those Accounts or books;

(c)	have in each case not been outstanding (in whole or in part) for more than two months from their due date for payment; and

(d)	are not subject to any right of set-off or counterclaim.

9.5.3	No Group Company has agreed terms with any debtor in relation to any debt included in the Accounts or, after the Accounts Date, in the books of any Group Company to permit such debt to be released on terms that such debtor pays less than the book value of his debt and no debt has been written off or is now regarded as irrecoverable.

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9.6	Liabilities

9.6.1	Each Group Company has no liabilities (including contingent liabilities) other than those disclosed in the Accounts or incurred in the ordinary and proper course of trading since the Accounts Date.

9.6.2	There has been no exercise, purported exercise or claim for any charge, lien, Security Interest or equity over any of the fixed assets of any Group Company; and there is no dispute directly or indirectly relating to any of its fixed assets.

9.6.3	No sum is owing by any Group Company to its accountants, solicitors or other professional advisers and no accrual ought properly be made by it in respect of any such sum.

9.7	Grants

9.7.1	The Disclosure Letter contains all material details of all grants, subsidies and financial assistance applied for or received by each Group Company from any governmental department or agency or any local or other authority (Grants).

9.7.2	Each Group Company has fully complied with the terms of all Grants and, so far as the Sellers are aware has not done or omitted to do any act or thing which could result in all or any part of any Grant made, or due to be made, to it becoming reduced, repayable or being forfeited or withheld in whole or in part.

9.8	Guarantees in favour of the Company and the Subsidiaries

No Security Interest, guarantee, indemnity, suretyship or other similar security arrangement or obligation has been given or entered into by any Group Company or any third party in respect of the indebtedness of, or the default in the performance of any obligations by, any Group Company (whether under the Facilities or otherwise).

9.9	Guarantees in favour of third parties

No Security Interest, guarantee, indemnity, suretyship or other similar security arrangement or obligation has been given or entered into by any Group Company in respect of the indebtedness of, or the default in the performance of any obligations by, any other person.

9.10	Charges

There are no charges in favour of the Company or the Subsidiaries and none of the assets or undertaking of any Group Company is subject to any charge.

10	TRADING

10.1	Transactions with Sellers and directors

10.1.1	None of the Sellers nor any of the directors of any Group Company, nor any person associated or connected with any of the Sellers or any of the directors of any Group Company, has now or has had at any time in the 6 years prior to Completion any rights or interests in, directly or indirectly and in whatever capacity, or has been engaged in or concerned with, any business other than the Business which is or is likely to be or become the same as, similar to or competitive with all or any part of the Business, save as the registered holder or beneficial owner of up to 3 per cent of any class of securities of any company which is listed on a recognised stock exchange.

10.1.2	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment, arrangement, guarantee or security between any Group Company and:

(a)	a Seller or any person associated or connected with a Seller; or

(b)	a director of any Group Company or any person associated or connected with any director of any Group Company.

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10.1.3	None of the Sellers nor any of the directors of any Group Company, nor any person associated or connected with any of the Sellers or any of the directors of any Group Company, has now or has had at any time in the 6 years prior to Completion any claim of any nature against any Group Company and has not assigned the benefit of any such claim to any person.

10.1.4	There is not now outstanding and there has not at any time during the period of 6 years ending on the Completion Date been outstanding any contract or arrangement in which any director of any Group Company, or any person associated or connected with any director of any Group Company is or has been directly or indirectly interested.

10.1.5	No Group Company has been a party to any transaction to which any of the provisions of the Companies Act section 190 or section 197, 198, 200, 201 and 203 may apply.

10.2	Effect of sale of Sale Shares

10.2.1	Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this Agreement will:

(a)	entitle any customer, client or supplier of any Group Company to cease to deal with any Group Company or change the terms on which it deals, with any Group Company;

(b)	so far as the Sellers are aware cause any Group Company to lose the benefit of any asset, right or privilege which it enjoys;

(c)	so far as the Sellers are aware, result in any officer or senior employee leaving any Group Company or becoming entitled to terminate their employment or receive any payment or other benefit, whether for loss of office or otherwise;

(d)	relieve any person of any obligation to any Group Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by any Group Company or to exercise any other right whether under an agreement with any Group Company or otherwise in respect of it;

(e)	result in any present or future indebtedness of any Group Company becoming due and payable or capable of being declared due and payable prior to its stated maturity or cause any of the Facilities to be terminated or withdrawn;

(f)	result in the loss or impairment of, or in a breach of or default under, any agreement, understanding, arrangement, instrument, licence, authorisation or consent required by any Group Company for the purposes of the Business;

(g)	entitle any person to receive from any Group Company any finder’s fee, brokerage or other commission in connection with the sale of the Sale Shares;

(h)	(save in respect of the C Shares, which shall be sold to the Buyer subject to the C Shares Purchase Agreement) entitle any person to acquire, or affect the entitlement of any person to acquire, shares in any Group Company.

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10.3	Agreements relating to the management and business of the Company and the Subsidiaries

There are no arrangements or understandings (whether legally enforceable or not) between any Group Company and any person who is a shareholder or the beneficial owner of any interest in it, or in any company in which any Group Company is interested, relating to:

10.3.1	the management of the business of any Group Company;

10.3.2	the appointment or removal of directors of any Group Company;

10.3.3	the affairs of any Group Company in any other respect.

10.4	Powers of attorney and authority

10.4.1	No power of attorney given by any Group Company is in force.

10.4.2	No person is entitled or authorised in any way (whether express or implied and in whatever capacity) to enter into any contract or commitment, to bind any Group Company or to do anything on behalf of any Group Company outside the ordinary course of the Business.

10.5	Restrictions on business

No Group Company is a party to any agreement, arrangement, understanding or practice restricting the freedom of any Group Company to:

10.5.1	supply and receive goods and services to and from such persons by such means and to or from such places as it may from time to time think fit; or

10.5.2	carry on the whole or any part of its business in such manner as it from time to time thinks fit;

10.5.3	use or disclose any Business Information.

10.6	Compliance with laws

Each Group Company has at all times conducted and is conducting its business in all material respects in accordance with all applicable laws and regulations whether of the UK, Malta or elsewhere.

10.7	Documents stamped

All documents which in any way affect the right, title or interest of any Group Company in or to any of its property, undertaking or assets, or to which any Group Company is a party, and which attract stamp duty have been duly stamped within the requisite period for stamping.

10.8	Business names

No Group Company uses a name for any purpose other than its corporate name.

10.9	Licences and consents

10.9.1	Each Group Company holds all necessary licences, permits, consents and authorities (Consents) for the carrying on of its business and any activities ancillary to the carrying on of its business and in the manner in which it is carried on at Completion, full details of which and copies of all related documentation are contained in the Disclosure Letter.

10.9.2	Each of the Consents is valid and subsisting, no Group Company is in breach of any of the terms or conditions of any of the Consents and so far as the Sellers are aware, there are no facts or circumstances which might lead to any of them being suspended, cancelled or revoked or which might in any way prejudice the continuation or renewal of any of them.

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10.10	Advertising materials

So far as the Sellers are aware, all advertising and marketing materials produced by or on behalf of any Group Company materially comply with and have materially complied with all applicable legal requirements and, so far as the Sellers are aware, there are no grounds whatsoever under which any such materials could be challenged including defamation or trade libel.

11	CONTRACTS

11.1	Disclosure of contracts

11.1.1	Complete and accurate copies of the current standard terms and conditions used by each Group Company have been Disclosed and all outstanding customer Contracts have been entered into on terms which do not materially deviate from such standard terms and conditions.

11.1.2	Except as Disclosed, no Group Company is a party to or bound by any Contract which:

(a)	is a Material Contract;

(b)	is not on arm’s-length terms;

(c)	is of strategic or material importance to the Business;

(d)	is of an unusual or abnormal nature or outside the ordinary and proper course of business;

(e)	is of a long term nature (that is, unlikely to have been fully performed in accordance with its terms within the period of six months following the date on which it was entered into or undertaken);

(f)	is incapable of termination by the relevant Group Company without penalty in accordance with its terms on six months’ notice or less;

(g)	may be terminated as a result of any change of Control of any Group Company;

(h)	involves distribution, licensing, marketing, agency or re-seller or similar arrangements;

(h)	involves a partnership, joint venture, consortium, joint development, shareholder or similar arrangements; and

(j)	relates to the sub-contracting to any person of any obligations of any Group Company.

11.2	Validity of Contracts

11.2.1	Each Material Contract is in full force and effect and binding on the parties to it.

11.2.2	No notice of termination of a Material Contract has been received or given by any Group Company nor has any counterparty to a Material Contract sought to suspend performance, repudiate or disclaim or materially change the terms of it, or indicated an intention to do so and so far as the Sellers are aware there are no grounds for termination, rescission, avoidance or repudiation of, or a material change in the terms of, any such Material Contract.

11.3	Defaults under Contracts

11.3.1	No Group Company is, nor will it with the lapse of time become, nor has it received notice that it is in default under any Material Contract.

11.3.2	No party to any agreement with or under an obligation to any Group Company is in material default under it and, so far as the Sellers are aware, there are no circumstances likely to give rise to such a default.

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11.4	Outstanding offers

There are no outstanding or ongoing negotiations of material importance to the business, profits or assets of any Group Company and no outstanding offers, quotations or tenders capable of being converted into an obligation of any Group Company by acceptance or other act of some other person.

11.5	Rights under third party contracts

No Material Contracts have enforceable rights by virtue only of the Contracts (Rights of Third Parties) Act 1999.

12	SERVICE LIABILITIES

12.1	So far as the Sellers are aware, no Group Company has supplied any services which did not or do not comply in all material respects with:

12.1.1	any warranties or representations expressly or impliedly made by or on behalf of the relevant Group Company in connection with such services; or

12.1.2	any applicable laws, regulations, standards and requirements.

12.2	No proceedings have been started or have been threatened against any Group Company in respect of any services supplied by any Group Company and so far as the Sellers are aware no proceedings are pending in respect of any services supplied by any Group Company.

12.3	There are no disputes between any Group Company and their respective customers, clients or any other third parties in connection with any services supplied by any Group Company.

13	CUSTOMERS AND SUPPLIERS

In the period of twelve months ending on the date hereof the Business has not been materially adversely affected as a result of (either individually or in combination) the loss of, or reduction in trading with, any customer, client or supplier of any Group Company, or a change in the terms on which any such customer, client or supplier does business with any Group Company.

14	COMPETITION AND TRADE REGULATION

No Group Company nor, any of their respective directors, officers or, so far as the Sellers are aware, their employees is or has been a party to or concerned or engaged in any agreement, practice, arrangement, conduct or activity which, in whole or in part, infringes or has infringed the national and directly effective legislation, rules or regulations of any jurisdiction in which any Group Company conducts business or where its activities may have an effect or its assets are located and which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive or anti-trust agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

15	LITIGATION AND DISPUTES

15.1	No Group Company is, nor has it during the period of 12 months ending on the Completion Date been, engaged in any capacity in any litigation, arbitration, mediation, dispute resolution or criminal proceedings, there are no such proceedings, threatened or anticipated either by or against any Group Company and, so far as the Sellers are aware, any person for whose acts or defaults any Group Company is or may be vicariously liable and, so far as the Sellers are aware, there are no circumstances which are likely to give rise to any such proceedings.

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15.2	No Group Company has during the period of 6 years ending on the Completion Date been involved in any litigation, arbitration or material dispute with any person who is or was a supplier or customer of importance to any Group Company or in any litigation arbitration or dispute which resulted in adverse publicity or loss of goodwill to any Group Company or which resulted in any Group Company being a counterparty to a settlement or other form of agreement concerning the dispute in which either party to such agreement incurred a liability or cost in excess of £10,000.

15.3	No injunction or order for specific performance has been granted against any Group Company.

15.4	There is no outstanding order, judgment, award or decision given by any court, tribunal, arbitrator, regulatory body or government agency in relation to any Group Company, its assets or any person for whose acts or defaults it is or may be vicariously liable.

15.5	No Group Company has given or been party to any undertaking or assurance to any court, governmental agency or other third party arising out of any legal proceedings.

15.6	There is no dispute with any revenue or other official department in the UK or elsewhere, in relation to the affairs of any Group Company or any person associated or connected with any Group Company, and, so far as the Sellers are aware, there are no facts which may give rise to any dispute.

15.7	There are no claims threatened or, so far as the Sellers are aware, pending or capable of arising against any Group Company by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance.

16	ANTI-CORRUPTION AND INDUCEMENTS

16.1	Neither any Group Company nor any person (including an officer, employee, agent or Subsidiary) who performs or has performed services for or on behalf of any Group Company (each an Associated Person) has at any time engaged in any activity, practice or conduct which would constitute an offence under any applicable laws and regulations prohibiting the bribery of public officials or individuals employed by entities in the private sector as well as all laws and regulations prohibiting money laundering, terrorist financing and other acts of corruption, as such laws are amended from time to time, including the Bribery Act 2010 (Anti-Corruption Laws).

16.2	Neither any Group Company nor any of its Associated Persons has bribed another person (within the meaning given in section 7(3) Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business and each Group Company has in place adequate procedures in line with the guidance published by the Secretary of State under section 9 Bribery Act 2010 designed to prevent its Associated Persons from undertaking any such conduct.

16.3	Neither any Group Company nor any of its Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under Anti-Corruption Laws, and no such investigation, inquiry or proceedings have been threatened or, so far as the Sellers are aware, no such investigation, inquiry or proceedings are pending and, so far as the Sellers are aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

17	DATA PROTECTION

17.1	For the purposes of this paragraph 17 the following definitions apply:

17.1.1	data subject, data processor, processor, personal data and processing shall have the meanings given to them in the Data Protection Laws (and related expressions including process, processed and processes shall be construed accordingly);

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17.1.2	Data Protection Laws means all laws (whether of the UK or any other jurisdiction) relating to data use, protection and privacy (including the privacy of electronic communications) which are from time to time applicable to any Group Company (or any part of its business) including:

(a)	the Data Protection Act 1998;

(b)	the UK GDPR;

(c)	the Data Protection Act 2018;

(d)	the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426);

(e)	any judicial or administrative interpretation of any of the above, any guidance guidelines, codes of practice, approved codes of conduct or approved certification mechanisms issued by any relevant Supervisory Authority.

and all other applicable national and European Union laws, regulations and secondary legislation, in each case as amended, replaced, re-enacted, consolidated or updated from time to time, together with any subordinate or related legislation made under any of the foregoing;

17.1.3	UK GDPR has the meaning given to it in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018.

17.1.4	Supervisory Authority means any local, national, supranational, state, governmental or quasi-governmental agency, department, board, official, entity or professional body exercising regulatory, administrative or supervisory authority pursuant to any Data Protection Laws, including the Information Commissioner’s Office in the UK.

17.2	Each Group Company has at all times complied in all material respects with the Data Protection Laws and, in particular, has:

17.2.1	introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and security of personal data (details of which have been Disclosed);

17.2.2	appointed a data protection officer if required by the Data Protection Laws (details of which have been Disclosed) and implemented regular staff training, use testing, audits or other documented mechanisms to properly ensure and monitor compliance with the policies and procedures referred to in paragraph 17.2.1;

17.2.3	maintained complete, accurate and up-to-date records of their personal data processing activities as required by Data Protection Laws copies of which are included in the Disclosure Letter;

17.2.4	provided data subjects with all information (in each case in such form and at such times) as required by Data Protection Laws;

17.2.5	implemented and maintained appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, access to, alteration of, or accidental loss of or damage to, any personal data processed by it or by its processors and which properly ensure a level of security appropriate to the risk represented by the processing and the nature of the personal data to be protected;

17.2.6	put in place an appropriate data breach response plan, that properly enables it and its processors to comply with the related requirements of the Data Protection Laws (details of which have been Disclosed);

17.2.7	carried out and maintained complete, accurate and up to date records of all data protection impact assessments required by Data Protection Laws;

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17.2.8	complied with all applicable notification or registration obligations and paid the appropriate fees or charges in respect of its actual processing activities as required by Data Protection Laws; and

17.2.9	a valid legal basis under Data Protection Laws for all of its marketing activities and has obtained valid consents, where relevant, in respect of all of its mailing lists within the 12 months prior to the Completion Date.

17.3	There are no agreements or arrangements under which personal data is shared by any Group Company with any third parties or by any third parties with any Group Company which have not been Disclosed.

17.4	Where any Group Company uses a processor to carry out the processing of personal data it has in each case:

17.4.1	undertaken appropriate due diligence on each processor which has not revealed any suspected, actual or threatened breach of Data Protection Laws;

17.4.2	entered into a written contract with each processor (a copy of which has been Disclosed) which complies with all applicable requirements of the Data Protection Laws; and

17.4.3	obtained sufficient guarantees from the processor in relation to security measures and compliance with all applicable Data Protection Laws.

17.5	Each Group Company is entitled to disclose any personal data contained in the Disclosure Letter and other information provided to the Buyer in connection with this Agreement and the use by the Buyer and its representatives of all such information for the purpose for which it was provided will not result in a breach of any Data Protection Laws or a claim for compensation thereunder.

17.6	Each Group Company has, in the 6 years preceding the Completion Date, complied with all data subject requests, including any requests for access to personal data, the restriction or cessation of specified processing activities or the rectification or erasure of any personal data, in each case in compliance with the Data Protection Laws, and there are no such requests outstanding at the Completion Date.

17.7	No Group Company has at any time in the 6 years preceding the Completion Date received or become aware of:

17.7.1	any notice, claim, complaint, correspondence or other communication from or on behalf of any data subject or any other person claiming a right to compensation under, or alleging any breach of, the Data Protection Laws;

17.7.2	any notice, request, correspondence or other communication from any Supervisory Authority, and has not been subject to any enforcement action (including fines or other sanctions) relating to a breach or alleged breach of its obligations under the Data Protection Laws and so far as the Sellers are aware there is no fact or circumstance that may lead to any of the matters referred to in paragraphs 17.7.1 and 17.7.2 above.

17.8	No Group Company and, so far as the Sellers are aware, none of their respective processors have at any time in the 6 years preceding the Completion Date suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, any personal data controlled by the Group Companies.

17.9	No Group Company is nor has it been in breach of any data security breach reporting or notification requirement under any Data Protection Laws to the extent that such Databases are controlled and maintained by the Group Companies.

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17.10	Each Group Company has at all times complied with Data Protection Laws in respect of any transfers of personal data.

17.11	Each of the Databases, to the extent that such Database is controlled and maintained by the Group Companies is complete and accurate and so far as the Sellers are aware, none has suffered any loss or corruption.

17.12	The processing by each Group Company of any personal data comprised in the Databases, is so far as the Sellers are aware, is in compliance with Data Protection Laws.

18	EMPLOYMENT

18.1	The Disclosure Letter contains full and accurate details of:

18.1.1	each of the Employees, officers and Workers of the Company and the Subsidiaries including name of employer, job title or position, place of work, date of birth, dates of commencement of continuous employment, start date of contract, notice period, salary, fee or remuneration, terms and conditions of employment or engagement, and all benefits (contractual or non-contractual) provided;

18.1.2	all contracts, handbooks, policies and other documents which apply to the Employees and Workers of the Company and the Subsidiaries, and copies of all binding or non-binding agreements or arrangements with any trade union, employee representative or body of employees or their representatives and details of any such unwritten agreements or arrangements which may affect any employee or worker;

18.1.3	all share schemes, benefit trusts, profit sharing, commission, incentive, bonus or similar arrangements in which Employees and/or Workers of the Company and its Subsidiaries are eligible to participate; and

18.1.4	all Employees and Workers who are absent from work for any reason, including illness or ill-health, maternity or other family-related leave, secondment, military service, career break or sabbatical.

18.2	All contracts of employment and engagement to which any Group Company is a party are terminable by the any Group Company on not more than 6 months’ notice without giving rise to any liability for damages or compensation (other than statutory entitlements and accrued salary, holiday pay and benefits).

18.3	There is no individual other than an Employee, officer or Worker of any Group Company who directly or indirectly provides services to the Company in return for remuneration.

18.4	Nether the Company nor any Subsidiary has made any offer of employment or engagement to any person which has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

18.5	There are no sums owing to or from any Employee or Worker of the Company or any Subsidiary other than reimbursement of expenses, remuneration for the current pay period and holiday pay for the current holiday year, and neither the Company nor any Subsidiary has any outstanding, undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Tax or other payments due in connection with the employment or engagement of any employee of the Company.

18.6	Since the Accounts Date, no change has been made to the basis of the remuneration or fees payable to, or to any other terms (including pension benefits or bonuses) of the employment or engagement of, any employee or worker, and neither the Company nor any Subsidiary has offered, and is not under any contractual or other obligation to make, an increase in the rates of remuneration or fees of any Employee or Worker at any future date.

18.7	The Company and each Subsidiary has complied with all its obligations (including all orders and awards made) under all legislation, regulations, codes of practice, contracts, policies and procedures affecting the relationship between employers and employees, workers, agents or contractors and/or the representatives of any such individual that applies to any part of England and Wales and / or Malta (as appropriate).

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18.8	No Employee or Worker of any Group Company is subject to any restriction, obligation, undertaking, order or agreement that may affect their ability to carry out their duties.

18.9	No present employee or worker of any Group Company has given or received notice to terminate their contract of employment or engagement, nor are there any proposals to terminate the employment or engagement of any such employee or worker.

18.10	There are no existing or anticipated disciplinary or performance issues, grievances, claims or disputes involving the Company or any of the Subsidiaries and any of its former or current employees, officers or workers and/or their representatives, and no circumstances that could give rise to any such issues or disputes.

18.11	No dispute has arisen between any Group Company and any trade union, works council or other body representing employees at any time within the five years prior to the date of this Agreement, and there are no circumstances that could give rise to any such dispute.

18.12	No current or former employee of any Group Company is engaged in any activity which is or might be harmful to the Business and which involves any actual or potential breach of the terms of their employment with the Company or the Subsidiaries.

18.13	No Employee of any Group Company is a sponsored migrant or other person requiring permission to remain and work in the United Kingdom by virtue of their nationality.

18.14	The Company and each Subsidiary have at all times kept up-to-date, adequate and suitable records in relation to Employees and Workers.

18.15	There are no Employees or Workers who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason.

18.16	There is no collective agreement, arrangement, custom or practice or negotiation in existence between the Company or any of the Subsidiaries and any trade union, works council, employee representative body or group of employees.

18.17	No Employee or Worker and no officer of any Group Company has given or received notice terminating his employment or engagement within the last six months no such notice is pending, except as expressly contemplated in this Agreement. No such Employee, Worker or officer will be entitled or so far as the Sellers are aware intends or is likely to give such notice as a result of the provisions of this Agreement.

18.18	No Employee is subject to a current disciplinary warning or procedure.

18.19	Within the last 2 years, no Employee or officer of any Group Company has been subject to any disciplinary proceedings nor has any such person raised a grievance.

18.20	The Company and each of the Subsidiaries has complied with its obligations to inform and consult with any Employees (whether directly or through employee representatives) and has not incurred any liability for failure to do so.

18.21	There are no loans or notional loans to any current or former director of any Group Company, or any Employee or Worker (or any of their respective nominees or associates) made or arranged by:

18.20.1	any Group Company; or

18.20.2	any employee benefit trust or similar arrangement established by any Group Company.

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18.22	Each Group Company has afforded all Employees and Workers the right to paid holiday under regulations 13 and 13A of the Working Time Regulations 1998 (SI 1998/1833) (WTR 1998) and has not deterred or prevented any Employee or Worker from taking such holiday, whether or not requested.

18.23	In the last 2 years, in respect of each of the Employees and Workers, all holiday pay for periods of holiday taken under regulation 13 of the WTR 1998 has been calculated and paid in accordance with the Working Time Directive (Directive 2003/88/EC). Each Group Company has complied with the National Minimum Wage Act 1998 and all applicable working time legislation

18.24	No Group Company is a party to, bound by or proposing to introduce for the benefit of any current or former director of any Group Company, or any Employee or Worker (or any of their respective associates or nominees), any incentive scheme or arrangement (including any share option or share award plan, and any commission, profit sharing or bonus scheme).

18.25	In the last ten years, no Group Company has (nor has any predecessor or owner of any part of their respective businesses) been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 affecting any of the Employees or any other persons engaged in the business of any Group Company and no event has occurred which may involve such persons in the future being a party to such a transfer. No such persons have had their terms of employment varied for any reason as a result of or connected with such a transfer.

18.26	Every Employee who requires permission to work in the UK or Malta has the necessary current and appropriate permissions to do so and will continue to have such permissions at Completion and such permissions are valid for at least three months following Completion.

18.27	Each Group Company has maintained adequate, suitable and up to date right to work records in respect of all individuals employed or engaged by it after 29 February 2008 and these will be available at Completion.

18.28	In the 12 months preceding the date of this Agreement, no Group Company has entered into any settlement agreement with any current or former Employee or Worker.

19	EMPLOYEE BENEFITS

19.1	The following definition applies in this paragraph:

Pension Scheme means the pension scheme provided by the Subsidiaries operated by Standard Life under the scheme name Now Pension and scheme number 12005124.

19.2	Other than in relation to the Pension Scheme, none of the Group Companies have and have ever had any obligation (whether legally binding or not) whatsoever to pay or provide or to contribute towards or any other obligation in relation to any pension, lump sum, gratuity or like benefit in connection with retirement, death, sickness or disability (and none of the Group Companies have ever given any undertaking or assurance in relation to any such benefits) and none of the Group Companies contribute to or participate in and have ever contributed to or participated in any scheme or arrangement which provides any such benefits for or in respect of any current or former worker, employee, director or officer of any of the Group Companies.

19.3	No proposal or announcement (whether or not oral or in writing) has been made to any current or former worker, employee, director or officer of any of the Group Companies about an alteration or improvement in relation to the Pension Scheme.

19.4	The Disclosure Letter contains complete and accurate details of the obligations of the Group Companies in relation to the Pension Scheme.

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19.5	The Group Companies have at all times been and are currently in compliance with their automatic enrolment employers’ duties and with all other applicable provisions set out in the Pensions Act 2008.

19.6	No notices, fines, or other sanctions have been issued by the Pensions Regulator to or in respect of any of the Group Companies and no instances of non-compliance with the automatic enrolment employer duties or with any other applicable provision set out in the Pensions Act 2008 have been notified to the Pension Regulator in respect of any of the Group Companies.

19.7	The Group Companies have at all times been in compliance with their obligations and duties in relation to the Pension Scheme including the governing provisions of the Pension Scheme, the requirements of the Pensions Regulator and HMRC and all applicable laws and regulations.

19.8	All amounts due to the Pension Scheme to any third party in connection with the Pension Scheme have been paid when due and in full and are up to date.

19.9	No current or former worker or employee of any of the Group Companies, in relation to the Pension Scheme or in respect of any other retirement benefit arrangement, is being or has ever been discriminated against for the purposes of the Equality Act 2010 or because they are or were employed on a part-time or fixed-term basis.

19.10	No claim or complaint has been made or threatened in relation to the provision of, or failure to provide, any benefit by any of the Group Companies in connection with retirement, death, sickness or disability and there are no facts or circumstances which are likely to give rise to any such claims or complaints.

19.11	None of the Group Companies are and have ever been “connected” with or an “associate” of (as defined by Sections 249 and 435 of the Insolvency Act 1986 and/or for the purposes of Sections 38 to 51 of the Pensions Act 2004) any person who is or has been an employer in relation to an “occupational pension scheme” (as defined by Section 1 of the Pension Schemes Act 1993) which is not a “money purchase scheme” (as defined under Section 181(1) of the Pension Schemes Act 1993).

19.12	None of the Group Companies have ever provided any indemnity, guarantee or other security to or in relation to any pension scheme.

20	ASSETS

20.1.1	Other than in respect of Intellectual Property Rights and IT Systems (to which paragraph 22 and 23 below apply, the assets included in the Accounts, together with, any assets acquired by the Company since the Accounts Date (except for those disposed of since the Accounts Date in the normal course of business) and the Fixed Assets (and all other assets used by the Company and/or the Subsidiaries in connection with the Business):

(a)	are legally and beneficially owned by the relevant Group Company, free from Security Interests or any other third party right, and the relevant Group Company and, other than in respect of the Leasehold Property (which is held subject to the Leases), has good and marketable title to those assets;

(b)	are not the subject of any hire purchase, credit sale, leasing, rental or similar agreement; and

(c)	are, where capable of possession, in the possession of the relevant Group Company.

20.1.2	Any assets of the Group Companies which will not be situated at the Leasehold Property at Completion are specified in the Disclosure Letter and are clearly identified as assets of the relevant Group Company.

20.1.3	Nothing has occurred, or so far the Sellers are aware is likely to occur, by which the rental payable in relation to an asset held by a Group Company under a lease or similar agreement, has been, or is likely to be, increased.

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21	INSURANCE

Adequacy of insurance

21.1	Each Group Company maintains, and has at all material times maintained, adequate insurance cover against all losses and liabilities, including accident, damage, injury, third party loss (including employee and product liability), business interruption, loss of profit and all other risks that are normally insured against by a person carrying on the same type of business as the Business.

21.2	All the insurable assets, stock in trade and undertakings of each Group Company are and have at all material times been, insured in amounts representing their full replacement or reinstatement value with a well-established and reputable insurer against fire and all other risks normally insured against by a person carrying on the same type of business as the Business.

21.3	Insurance policies Disclosed

Complete and accurate details of all insurance policies maintained by or on behalf of each Group Company (Policies) have been Disclosed.

21.4	Terms and continuance of Policies

None of the Policies:

21.4.1	are subject to the payment of any premium in excess of the normal rate for a business of a similar type and size as the Business;

21.4.2	are void or voidable and, so far as the Sellers are aware, nothing has been done, or omitted to be done, which could make any of them void or voidable;

21.4.3	are capable of being terminated, or, will otherwise cease to be available to the Company or the Subsidiaries as a result of Completion.

21.5	Claims Disclosed

There have been no insurance claims made by any Group Company during the period of 12 months ending on the Completion Date.

21.6	No outstanding claims

There are no outstanding claims under, or in respect of the validity of, any of the Policies and, so far as the Sellers are aware, there are no circumstances likely to give rise to such a claim under any of the Policies.

22	INTELLECTUAL PROPERTY RIGHTS

22.1	The Disclosure Letter contains complete and accurate particulars of all:

22.1.1	registered Intellectual Property Rights (including pending applications for such rights) owned by each Group Company;

22.1.2	material Intellectual Property Rights used by each Group Company which it does not own and / or has a licence to use (including a copy of any licence agreement or all material details of any such licence where no licence agreement is provided / available); and

22.1.3	material unregistered Intellectual Property Rights owned or held for use by each Group Company.

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22.2	So far as the Sellers are aware, the activities of the Company and the Subsidiaries have not:

22.2.1	Infringed and are not likely to infringe the Intellectual Property Rights of any third party;

22.2.2	constituted any breach of confidence, passing off or actionable act of unfair competition; or

22.2.3	given and do not give rise to any obligation to pay any royalty or fee or compensation.

22.3	All registrations relating to any registered Intellectual Property Rights owned by each Group Company are valid and subsisting with the relevant Group Company, and all application, registration and renewal fees have been paid.

22.3	No Group Company is engaged in any litigation, arbitration or other dispute resolution proceedings as claimant or defendant in relation to any Intellectual Property Rights nor, so far as the Sellers are aware, are they engaged in any activities which could give rise to any party bringing proceedings against any Group Company for infringement of Intellectual Property Rights.

22.4	The Domain Names are all of the domain names used by the Group and each of them are owned by a member of the Group.

23	INFORMATION TECHNOLOGY

23.1	The following definitions apply in this Agreement:

Cybersecurity Requirements: all laws, regulations, codes, guidance (from regulatory and advisory bodies, whether mandatory or not), international and national standards and sanctions relating to security of network and information systems and security breach and incident reporting requirements which are from time to time applicable to any Group Company (or any part of their business), including the Data Protection Laws;

IT Contracts: all written and oral agreements and arrangements (including those currently being negotiated) with each Group Company and pursuant to which any third party (including source code deposit agents) provides or facilitates, permits or enables, or will provide, facilitate, permit or enable, any element of, or services relating to, the IT Systems including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance, cloud computing and other services agreements;

IT Systems: the network and information systems owned or used by each Group Company, including (i) all computer hardware (including network and telecommunications equipment) and mobile devices; (ii) all software (including all associated user manuals, object code and source code and other materials sufficient to enable a reasonably skilled programmer to maintain and modify the software (Source Code)) and firmware (together, Software); and (iii) the Databases;

Security Incident: any event having an actual adverse effect on the security of the IT Systems;

Virus: any program which contains malicious code or infiltrates, damages, disables, distorts the proper functioning of, or allows unauthorised access to, a computer system without the owner’s informed consent or is designed to do so or which is hostile, intrusive or annoying to the owner or user and has no legitimate purpose.

23.2	Disclosure of IT Contracts and IT Systems

Complete and accurate particulars of the material IT Systems and IT Contracts have been Disclosed.

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23.3	Adequacy of IT Systems

The IT Systems:

23.3.1	are functioning in accordance with all applicable specifications and the service levels set out in the relevant IT Contracts;

23.3.2	the Subsidiaries’ IT Systems are fit to enable the Subsidiaries to carry on the Business;

23.3.3	So far as the Sellers are aware, the IT Systems:

(a)	do not contain any Virus and have not been affected by any Virus or accessed by any unauthorised person within the period of 12 months ending on the Completion Date;

(b)	include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT Systems without the need for further assistance;

(c)	are able to function in multiple currencies;

(d)	have not been affected by any change in date, time or currency; and

23.3.4	So far as the Sellers are aware, do not infringe the rights of any third party.

23.4	Maintenance of IT Systems

23.4.1	Each Group Company has in force appropriate support and maintenance contracts for all elements of the IT Systems for which support and maintenance contracts should, in accordance with good business practice, be in force, and the IT Systems have been satisfactorily and regularly used and maintained materially in accordance with the manufacturers’ requirements and the relevant support and maintenance agreements.

23.4.2	The Sellers have no reason to believe that the support and maintenance contracts referred to in paragraph 23.4.1 will not be renewed by the other contracting party upon their expiry (if so required by the relevant Group Company) upon terms substantially similar to those now applicable.

23.4.3	The versions of the Software used by the Subsidiaries are currently supported by the respective owners of the Software and the Sellers have no reason to believe that this will not continue to be the case following Completion.

23.5	Security of IT Systems

23.5.1	Each Group Company has implemented appropriate procedures in accordance with good industry practice for ensuring the security, availability, confidentiality and integrity of the IT Systems, and all data stored, processed, retrieved or transmitted by them.

23.5.2	During the 6 year period up to and including the date of this Agreement, no Group Company has:

(a)	breached any applicable data security or breach notification requirement under the Cybersecurity Requirements; or

(b)	suffered any Security Incident having a material impact on the continuity of the Business.

23.5.3	The IT Systems were, to the extent developed by a Group Company, developed in accordance with applicable Cybersecurity Requirements and comply with all such requirements as at the date of this Agreement.

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23.6	Disaster recovery

Each Group Company has in place a data security breach plan and a disaster recovery plan each of which is fully documented and which, in conjunction with any necessary agreements with third party service providers (particulars of which are set out in the Disclosure Letter) would enable the Business to continue if there were significant damage to, or destruction of, some or all of the IT Systems. So far as the Sellers are aware, each such plan (true, complete and accurate copies of which have been Disclosed) complies with the Cybersecurity Requirements and industry best practice.

23.7	Validity of IT Contracts

23.7.1	All of the IT Contracts are valid and binding and, so far as the Sellers are aware, no act or omission has occurred which would, if necessary with the giving of notice or the lapse of time, constitute a material breach of any of them.

23.7.2	There are and have been no claims, disputes or proceedings arising or threatened under any of the IT Contracts.

23.8	Terms of IT Contracts

So far as the Sellers are aware, none of the IT Contracts are liable to be terminated or otherwise materially affected by a change of Control of the Company and the Sellers have no reason to believe that any of the IT Contracts will not be renewed on the same or substantially the same terms when they expire.

23.9	Websites

Details of all websites operated by or on behalf of each Group Company in the period of 6 years prior to the date of this Agreement have been Disclosed.

23.10	No fraud or abuse

The Sellers are not aware of any case where fraud has been committed against any Group Company by use or abuse of the IT Systems.

24	PROPERTY

For the purposes of this paragraph 24, Relevant Owner shall mean, in relation to a Leasehold Property, the person (being the Company or relevant Group Company) referred to in the corresponding column of Schedule 6 as the owner.

24.1	The Leasehold Property are the only land and premises owned, used or occupied for the purposes of the Business and the Relevant Owner has no right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Leasehold Property.

24.2	The Leasehold Property is held under the terms of the Lease and no licences, collateral assurances, undertakings or concessions have been made or given.

24.3	The landlord and the tenant, and any licensees, occupiers or lessees have observed and performed in all material respects all obligations under the Lease and there has been no express or implied waiver of, or acquiescence to, any breach of them.

24.4	All outgoings in respect of the Leasehold Property and all principal rent and all other sums payable under the Lease have been paid on the relevant due dates and the Sellers are not aware of any outstanding outgoings or rent, insurance and service charge payments that have not yet been demanded.

24.5	The Lease contains no option to terminate, right of pre-emption or right to renew and security of tenure rights under sections 24 to 28 of the Landlord and Tenant Act 1954 have been excluded in relation to the Lease.

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24.6	To the extent that the Relevant Owner has carried out alterations or improvements to the Leasehold Property, all required consents have been obtained and the Lease does not require such alterations or improvements to be reinstated or removed before the end of the term of the Lease.

24.7	Where the Leasehold Property is insured by the landlord under the Lease, the Relevant Owner’s interest is noted on the insurance policy.

24.8	The existing use of the Leasehold Property is specified in Schedule 6 and is the permitted use under the Lease and is the permitted lawful use for the purposes of any applicable planning legislation.

24.9	The Relevant Owner has no actual or contingent liabilities in respect of land and premises apart from the Leasehold Property and has not given any guarantees.

24.10	The Relevant Owner does not have any actual liability under any applicable laws and any instructions or decisions of any court or regulatory authority that relate to the environment in respect of the Leasehold Property or any previous properties owned, occupied or used by any Group Company and none of the Group Companies have received any communication from any regulatory authority or third party indicating a potential liability to make any payment or to clean up any land, surface water or groundwater at or around the Properties or previous properties.

24.11	The Sellers have Disclosed:

(a)	a copy of each of the Leases and all supplemental and collateral documents related to either of them; and

(b)	evidence of the current annual rent payable under each of the Leases.

24.12	In relation to the Lease, the Landlord (so far as the Sellers are aware without having carried out any surveys or inspections of the Leasehold Property) and the Subsidiaries (so far as the Sellers are aware without having carried out any surveys or inspections of the Leasehold Property) have observed and performed in all material respects all obligations, restrictions, stipulations and other encumbrances and there has not been (expressly or impliedly) any waiver of or acquiescence to any material breach of them.

24.13	There is no pending rent review under the Lease and there is no rent review due prior to the Longstop Date.

24.15	There exists no dispute between the Landlord (as defined in Schedule 6) and the Relevant Owner or between the Relevant Owner and any occupier of any other premises adjacent to or neighbouring the Leasehold Property.

24.16	There are no notices issued by the Landlord to the Relevant Owner under either of the Leases, or by the Relevant Owner to the Landlord under either Lease which remain to be implemented and/or complied with.

24.17	So far as the Sellers are aware, all necessary building regulation consents have been obtained both in relation to the Current Use of the Leasehold Property and any alterations and improvements to them that have been carried out by the Relevant Owner and so far as the Sellers are aware (but without having undertaken a survey) none of the Properties require any significant remedial or repair work.

24.18	There are no development works, redevelopment works or fitting-out works ongoing in respect of any part of the Leasehold Property.

24.19	The Sellers and the Subsidiaries have not received any adverse report from any engineer, surveyor or other professional relating to the Leasehold Property (including the natural and man-made environment in respect of the Leasehold Property) nor has any Leasehold Property ever suffered from any flooding or ingress of water,

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24.20	So far as the Sellers are aware (but without having made any enquiries with third parties or having carried out any investigations, surveys or searches) there are no covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licences, grants, liabilities or other Encumbrances (whether of a private or public nature, and whether legal or equitable) affecting the Leasehold Property which prevents the Current Use of the Leasehold Property.

24.21	Any consents required for the grant of the Lease and for any assignment of the Lease have been obtained.

24.22	The Relevant Owner is in in possession and actual occupation of the whole of the Leasehold Property on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, or has been granted or agreed to be granted to any third party.

24.23	The Relevant Owner solely owns the Leasehold Property both legally and beneficially. The particulars of each Property in Schedule 6 are true, complete and accurate in all respects.

24.24	Where title to the Leasehold Property is not registered at HM Land Registry, no caution against first registration has been registered and no event has occurred, in consequence of which registration of title should have been effected.

24.25	All title deeds and documents which are necessary to prove the Relevant Owner’s title to the Leasehold Property have been duly stamped or, where appropriate, certified for payment of stamp duty land tax, and are in the possession or under the control of the Relevant Owner or are available from HM Land Registry and there is no outstanding stamp duty land tax liability payable in respect of the Lease or the Leasehold Property.

25	HEALTH AND SAFETY

25.1	Each Group Company is, and has for the last 5 years been, operated in compliance with all Health and Safety Laws and, so far as the Sellers are aware, there are no facts or circumstances which may give rise to any liability, obligation or duty (actual or contingent) under Health and Safety Laws.

25.2	Each Group Company has carried out all necessary risk assessments as specified under the Health and Safety Laws.

25.3	All current health and safety policy statements, health and safety reports and assessments, audits, records of accidents and reportable diseases, permits, notifications, certificates and records required by Health and Safety Laws together with any correspondence between any Group Company and any relevant enforcement authority, including but not limited to the Health and Safety Executive and the relevant local authority, have been Disclosed.

25.4	No Group Company has received any prohibition, improvement or other notice from any enforcement body, including the Health and Safety Executive and the relevant local authority, with regard to alleged breaches of Health and Safety Laws which remains outstanding.

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Part 2

Tax Warranties

1.	General

1.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have, or should have, been submitted by any Group Company to any Tax Authority for the purposes of Tax have been made on a proper basis, were submitted within applicable time limits and were and remain accurate and complete in all material respects. None of the above is, nor so far as the Sellers are aware is likely to be, the subject of any material dispute with any Tax Authority.

1.2	All Tax (whether of the UK or elsewhere), for which any Group Company has been liable to account, has been duly paid (insofar as such Tax ought to have been paid) and no penalties, fines, surcharges or interest relating to Tax have been incurred by any Group Company.

1.3	Each Group Company maintains in its possession and control complete and accurate records, invoices, elections, statements and other information in relation to Tax, that meet all legal requirements and enable both the Tax (and deferred Tax) liabilities and the entitlement to any deduction, Relief or repayment of Tax of any Group Company to be calculated accurately in all material respects.

1.4	Each Group Company has made all withholdings and deductions in respect, or on account, of any Tax from any payments made by it which it is obliged to make and has paid to the appropriate Tax Authority all amounts so withheld or deducted by the due date for payment.

1.5	No payments or loans have been made to, nor any assets made available or transferred to, nor any assets earmarked, however informally, for the benefit of, any officer or employee or former officer or employee (or anyone linked with such officer or employee or former officer or employee) of any Group Company by an employee benefit trust or other third party, falling within the provisions of Part 7A to the ITEPA, the Fringe Benefits Rules (Subsidiary Legislation 123.55 of the Laws of Malta) or other equivalent and/or applicable Tax Statute outside the UK and there are no trusts or other arrangements in place, whether funded or established by any Group Company, under which any employees or former employees of any Group Company or any persons associated with such employees or former employees can obtain a benefit in any form.

1.6	No Group Company has entered into any agreement or arrangement with a Tax Authority whereby any of them is assessed to or accounts for Tax other than in accordance with the strict terms of the relevant legislation or published practice of the relevant Tax Authority.

1.7	No Group Company is, nor so far as the Sellers are aware will become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than any Group Company).

1.8	No Group Company is involved in any dispute with any Tax Authority nor have they:

1.8.1	within the past 6 years been subject to any Tax Authority enquiry, visit, audit, enforcement proceedings or investigation (“investigation”); or

1.8.2	been liable to pay any fine, interest, surcharge or penalty in relation to Tax; or

1.8.3	within the past 12 months received any notice, assessment, demand, discovery assessment, determination, information notice, access request or other communication from any Tax Authority that indicates that any Group Company has or may have an unpaid Tax liability or has or may have committed an offence under the Income Tax Act (Chapter 123 of the Laws of Malta), the Income Tax Management Act (Chapter 372 of the Laws of Malta), the Duty on Documents and Transfer Act (Chapter 364 of the Laws of Malta) and their relevant subsidiary legislation (hereinafter, the “Malta Tax Laws”), or Part 3 of the Criminal Finance Act 2017.

The Sellers are not aware of any circumstances that make it likely that an investigation will commence in the next 12 months.

1.9	Each Group Company has assessed the nature and extent of its exposure to, and have in place and apply a system of reasonable procedures to identify and mitigate, the risk of those who act for or on its behalf, in the course of their activities relating to the Group Company’s business, engaging in activity to criminally facilitate tax evasion.

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1.10	Each Group Company and its officers, employees and agents (past and present) in the course of their respective duties have:

1.10.1	so far as the Sellers are aware, complied in all material respects with all applicable laws and regulations of Malta, of England and Wales and of any other jurisdiction in which the relevant Group Company’s business is carried on relating to the criminal facilitation of tax evasion; and

1.10.2	so far as the Sellers are aware, complied in all material respects with any relevant obligations relating to the prevention of the criminal facilitation of tax evasion in the relevant Group Company’s procedures relating thereto and in any contract with any third party.

2.	Close companies

2.1	Any loans or advances made, or agreed to be made, by any Group Company within sections 455, 459 and 460 of CTA 2010 or equivalent Tax Statute outside the UK (including, where applicable, the Malta Tax Laws), have been disclosed in the Disclosure Letter. No Group Company has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

2.2	No Group Company has provided a payment or benefit to a participator which has or could be treated as a distribution for the purposes of section 1064 CTA 2010 or equivalent Tax Statute outside the UK (including, where applicable, the Malta Tax Laws).

3.	Groups of companies

3.1	No liability to Tax (disregarding any statutory right to make any election, or to claim any allowance or relief) will or may arise to any Group Company or be increased and no Relief may be withdrawn, in each case, as a result of or in consequence of the entry into this Agreement and/or the sale of the Group Companies pursuant to this Agreement.

3.2	No Group Company has been a member of a group of companies for any Tax purpose, other than a group consisting of the Group Companies only.

4.	Company residence and overseas interests

Each Group Company is and has always been resident solely in its jurisdiction of incorporation for Tax purposes and has not been treated as resident in, or otherwise subject to Tax in, any other jurisdiction for the purposes of any double taxation arrangements or for any other Tax purposes. No Group Company is or has been liable to register or account for Tax in any jurisdiction outside its jurisdiction of incorporation.

5.	Transfer pricing

All transactions or arrangements made by each Group Company have been made on fully arm’s length terms and each Group Company has full contemporaneous documentary evidence of the process used to establish that arm’s length terms applied. There are no circumstances in which Part 4 of TIOPA 2010 or any other transfer pricing rule or provision under any equivalent Tax Statute (including, where applicable, the Malta Tax Laws) could apply causing any Tax Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Tax purposes.

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6.	Anti-avoidance and prevention of tax evasion procedures

No Group Company (nor any connected company within the meaning of section 1122 CTA 2010) has been a party to, nor has been otherwise involved in, any transaction, scheme or arrangement the main purpose, or one of the main purposes of which was avoiding, deferring or reducing a liability to Tax or producing a loss for Tax purposes with no corresponding commercial or economic loss or circumventing the intended limits of a tax relief.

7.	Inheritance tax

7.1	No asset owned by any Group Company, nor the Sale Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA, or any other similar inheritance tax rule or provision under any equivalent Tax Statute outside the UK (including, where applicable, the Malta Tax Laws).

7.2	No Group Company has made any transfer of value to which Part IV IHTA or equivalent Tax Statute outside the UK might apply.

8.	Value Added Tax

8.1	Each Group Company is a taxable person and is registered in its jurisdiction of incorporation for the purposes of VAT. No Group Company is registered, nor required to be registered, in any jurisdiction other than its jurisdiction of incorporation in respect of VAT.

8.2	No Group Company is, or has been, a member of a group of companies for the purposes of VAT, other than a group consisting of the Group Companies only.

9.	Stamp duty, stamp duty land tax, land transaction tax and stamp duty reserve tax

9.1	Any documents that may be necessary in proving the title of any Group Company to any asset which is owned by any Group Company at the date of this Agreement, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

9.2	The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the FA 2003 and/or section 4 of the Land Transaction Tax and Anti-avoidance of Devolved Taxes (Wales) Act 2017) acquired or held by any Group Company before the date of this Agreement in respect of which the Sellers are aware, or ought reasonably to be aware, that:

(a)	an additional land transaction return will or may be required to be filed with a Tax Authority; or

(b)	a payment of stamp duty land tax or of land transaction tax will or may be required to be made,

in each case on or after the date of this Agreement.

10.	Employee tax and share incentives/options

10.1	Each Group Company has complied with all of its obligations in relation to Tax, social security contributions and similar amounts in respect of the earnings of its officers and employees and former officers and employees and the reporting, accounting and payment obligations to any Tax Authority of benefits provided to its officers and employees and former officers and employees.

10.2	Other than the Sellers, no employee or director or former employee or director of any Group Company or any person associated with any of them holds or held any shares or securities or options over or interests in any shares or securities of any Group Company, and so far as the Sellers are aware, no Group Company could be liable after Completion to pay national insurance contributions (or other similar social security contributions outside the UK) or account for income tax or national insurance under the PAYE system (or similar payroll system outside the UK) in respect of, or in consequence of any event occurring in relation to, any such shares, securities, options or interests.

10.3	No event has occurred, nor so far as the Sellers are aware will or may occur, on or after Completion in respect of any employment related securities (as defined in section 421 B(8) ITEPA) or any securities option (as defined in section 420 ITEPA) which are in existence at, on or before Completion, which has or will, or may give rise to any current or former employee or director of any Group Company (or any person who is or may be treated for the purposes of any Tax as a current or former employee or director of any Group Company) being treated as having employment income under any of the provisions of Part 7 ITEPA or equivalent Tax Statute outside the UK.

10.4	There is no agreement, formal or informal, between the Sellers to redistribute the consideration payable under this Agreement between themselves otherwise than in accordance with Schedule 1 of this Agreement and the consideration due to each Seller is proportionate to their shareholding.

10.5	All current and former employees or officeholders and any associates of any current or former employees or officeholders who have at any time acquired any shares in any Group Company have:

(a)	not later than 14 days after such acquisition, entered into joint elections with the relevant Group Company under section 431 of ITEPA in relation to the acquisition of such shares; and

(b)	paid not less than the unrestricted market value at the time of their acquisition of those shares.

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Schedule 4

Limitations on Claims

1	General

The provisions of this Schedule 4 shall not apply to Fundamental Warranty Claims and shall only apply to the Indemnity Claims where specifically referenced.

2	Notification of Claims

The Sellers will have no liability for any Warranty Claim or Tax Claim unless notice in writing of such Warranty Claim or Tax Claim, giving reasonable detail of the nature of the claim, in so far as it is known to the Buyer, and as far as reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Sellers:

2.1	in the case of any Tax Claim, on or before the seventh anniversary of Completion in respect of the Company, Orchard and Hempstead and the eighth anniversary of Completion in respect of RIAMLH and RIAML;

2.2	in the case of any other Warranty Claim other than a claim for breach of Tax Warranty, on or before the date falling 18 months after Completion; and

except to the extent that any claim arises or is delayed as a result of dishonesty, fraud, wilful concealment or wilful misconduct on the part of the Sellers or their respective agents or advisers.

2.4	A Claim that is notified in accordance with paragraph 2.2 shall (if not previously satisfied, settled or withdrawn) be deemed to have been irrevocably withdrawn 12 months after the date on which notice of the relevant Claim was given (and no new Claim may be made in respect of the same facts) unless on or before that date, legal proceedings have been issued and served on Sellers in respect of the relevant Claim.

3	Thresholds

3.1	Maximum amount

The total aggregate liability of the Sellers for all Claims (excluding Fundamental Warranty Claims) shall not exceed the total aggregate amount of the Price actually received by the Sellers (including any amounts of Deferred Consideration which may be paid to the Sellers after the occurrence of the Claim)

3.2	De minimis

The Sellers shall not be liable for a Warranty Claim unless:

3.2.1	the Sellers’ liability in respect of such Warranty Claim exceeds £6,000; and

3.2.2	the aggregate amount of their liability in respect of all such Warranty Claims exceeds £60,000 in which case the Sellers shall be liable for the whole amount claimed (and not just the amount by which the threshold in this paragraph 3.2.2 is exceeded).

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3.3	Specific limitations

The Sellers will have no liability in respect of any Warranty Claim to the extent that such Warranty Claim:

3.3.1	would not have arisen but for the passing of or any change in, after the date of this Agreement, any law, rule or regulation or any increase in the rates of Taxation or any imposition of new Taxation not actually or prospectively in force at the date of this Agreement; or

3.3.2	was Disclosed;

3.3.3	would not have arisen but for changes made by the Buyer to the accounting policies or methods used by the Group after Completion or where such changes arise directly from any other action of the Buyer.

3.4	The Sellers shall not be liable for a Warranty Claim, other than a claim for breach of Tax Warranty, and so no Warranty Claim may be brought, to the extent that the relevant liability would not have arisen but for an act or omission:

3.4.1	by the Sellers or the Company, or any of its directors, employees or agents before Completion which was carried out at the prior written request of or with the express written consent of the Buyer; or

3.4.2	by the Buyer or any of its directors, employees or agents (but excluding any of the Sellers) at any time.

4	Provision Made in Accounts

4.1	The Sellers shall have no liability in respect of a Warranty Claim (other than a Tax Claim) where (and to the extent that) full allowance, provision or reserve was made in the Accounts in respect of the matter, event or circumstance giving rise to the Warranty Claim.

5	Duty to Mitigate

Nothing in this Schedule 4 shall in any way restrict or limit the general obligation at law of the Buyer to mitigate any loss or damage which it may suffer in consequence of any event giving rise to a Warranty Claim.

6	Insurance

6.1	To the extent that any liability arising from a Claim is covered by a policy of insurance (including professional indemnity insurance) effected by the Company and the Buyer or either the Company or the Buyer is entitled to make a claim under such insurance policy, the Buyer shall (or shall procure that the Company shall) use all reasonable endeavours to pursue a claim under such policy to the fullest extent before making a Claim against the Sellers. The Sellers’ liability in respect of any such Claim shall then be reduced by the amount recovered under such policy of insurance by the Buyer, the Company or the Subsidiaries (or any other member of the Buyer’s Group) (less any reasonable costs and expenses incurred by the Buyer, the Company or the Subsidiaries in recovering under the policy of insurance and less any Tax incurred on the amount recovered) or extinguished if the amount so recovered exceeds the amount of the Claim.

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7	Recovery from a Third Party

7.1	If the Sellers pay to the Buyer an amount relating to a Claim (including an Indemnity Claim but excluding any Tax Claim) and the Buyer or the Company or the Subsidiaries subsequently recovers from another person an amount which relates directly to the matter or circumstance giving rise to that Claim, the Buyer shall promptly pay to the Sellers an amount equal to whichever is the lower of the Sum Recovered (as defined in paragraph 7.2 below) and the amount previously paid by the Sellers to the Buyer in respect of that Claim.

7.2	For the purposes of paragraph 7.1, the Sum Recovered means an amount equal to the total of the amount recovered from the other person less all costs and expenses incurred by the Buyer in making such recovery and any additional Tax for which the Buyer may be liable as a result.

7.3	If notice is given of a Claim (other than a Tax Claim) under paragraph 2 which arises as a result of or in relation to a liability or alleged liability to a third party (other than to a Tax Authority) (a Third Party Claim) the Buyer will and will procure that the Company will (subject to receiving confidentiality undertakings in a form acceptable to the Buyer, acting reasonably):

7.3.1	as soon as reasonably practicable, give written notice of the Third Party Claim to the Sellers, specifying in reasonable detail the nature of the Third Party Claim;

7.3.2	keep the Sellers informed of the progress of the relevant Third Party Claim and of any material developments in relation to the Third Party Claim;

7.3.3	provide the Sellers with copies of all material information on the progress of the Third Party Claim and relevant correspondence and other written communications in relation to the Third Party Claim; and

7.3.4	consult with the Sellers regarding the conduct of the Third Party Claim.

7.4	Nothing in this paragraph 7 shall prevent the Buyer from agreeing (or permitting to be agreed) any compromise or settlement, or from making (or permitting to be made) any payment in respect of a Third Party Claim.

7.5

7.5.1	If the Buyer becomes aware of any matter or circumstance that may give rise to a Claim (other than a Tax Claim), the Buyer shall notify the Seller’s representative in writing within 20 Business Days, setting out the details of the Claim and, if known, an estimate of the quantum of the potential liability.

7.5.2	Following such notice being issued, no legal proceedings shall be commenced by the Buyer for a period of 30 days from such notice to give the Buyer and the Seller’s Representative an opportunity to meet in good faith with a view to attempting to reaching a possible resolution before issuing any legal proceedings in respect of the Claim.

7.5.3	During the 30 day period referred to in 7.5.2, the Buyer shall keep the Seller’s Representative reasonably informed of all material developments relating to the potential Claim, provide copies of all relevant documents and evidence supporting such Claim and give the Seller’s representative reasonable opportunity to review, comment and make reasonable representations to the Buyer regarding the dispute and the Buyer shall consider such representations in good faith before taking any formal legal action.

8	No Recission

The Buyer shall not be entitled to rescind this Agreement at any time following Completion.

9	No Double Recovery

Neither the Buyer (nor any other member of the Buyer’s Group) shall be entitled to recover more than once in respect of any particular loss or damage suffered in respect of a Claim.

10	Completion Accounts

10.1	The Sellers shall have no liability in respect of a Claim (other than a Tax Claim) where (and to the extent that) a full allowance, full provision or full reserve is made in the Completion Accounts in respect of the specific matter, event or circumstance giving rise to the Claim.

10.2	Where a partial allowance, partial provision or partial reserve is made in the Completion Accounts in respect of the specific matter, event or circumstance giving rise to the Claim (other than a Tax Claim), the Sellers’ liability in respect of that Claim shall be reduced by an amount equal to the partial allowance, partial provision or partial reserve made in the Completion Accounts.

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Schedule 5

Completion Obligations

1	Sellers’ Completion Obligations

On Completion, the Sellers shall deliver to the Buyer:

1.1	transfers of the Sale Shares duly executed by or on behalf of the Sellers in favour of the Buyer (or as the Buyer directs) together with the definitive share certificates for the Sale Shares (or an indemnity in the Agreed Form in relation to any lost or damaged certificates);

1.2	share certificates in respect of all issued shares in the capital of the Subsidiaries (or an indemnity in the Agreed Form in relation to any lost or damaged certificates);

1.3	such waivers, consents and other documents as are required to give good title to the Sale Shares and enable the Buyer or its nominees to be registered as the holders of the Sale Shares including the irrevocable and unconditional consent of the Board of Directors of RIAMLH to the proposed transfer of the Sale Shares in terms of article II B of the Articles of Association of RIAMLH;

1.4	the certificate of incorporation, certificate of incorporation on change of name and / or altered certificate of registration (if applicable), cheque books, common seal (if any), statutory registers and minute and other record books (fully written up to immediately prior to Completion), share certificate books and all unused share certificates (if any) in respect of each Group Company;

1.5	the Service Contract duly executed;

1.6	a service agreement between [***] and the Company on terms materially similar to the Service Contract (save for salary and otherwise in the Agreed Form, duly executed

1.7	a service agreement between [***] and RIAML, containing a 6-month notice period, 12-month restrictive covenants and otherwise in the Agreed Form, duly executed;

1.8	all documents pursuant to the C Share Buyback;

1.9	the written resignation, in Agreed Form and duly executed as a deed of:

(a)	[***] as directors of the Company;

(b)	[***] as company secretary of RUL;

(c)	if required by the Buyer Core Group (Services) Ltd as company secretary of RIAML and of RIAMLH; and

(d)	[***] as director of Orchard Administration Limited and Hempstead Systems Limited.

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1.10	the written resignation, in Agreed Form, of [***] resigning as employees of the Company;

1.11	a deed of termination, in the Agreed Form, of the Shareholders Agreement in respect of the Company dated 15th May 2023;

1.12	a letter, in Agreed Form, from each of the Sellers confirming that they have each ceased to be a registrable person (within the meaning of section 790C of the Companies Act) in relation to the Company;

1.13	all passwords and usernames relating to the Company and the Subsidiaries, including those required to access Companies House Web Filing and the FCA Connect / MFSA logons;

1.14	the lease documents (in so far as held by the Sellers) relating to the Leasehold Property;

1.15	in relation to each Group Company:

1.15.1	certificates from each of the banks at which it has an account, giving the balance of each account at the close of business on the last Business Day prior to Completion;

1.15.2	all cheque books in current use and written confirmation that no cheques have been written since the statements delivered above were prepared;

1.15.3	its cash book balances as at Completion;

1.15.4	reconciliation statements reconciling such cash book balances and the relevant cheque books with the bank certificates delivered under paragraph 1.12.1 above;

1.16	The Retention Letter, in Agreed Form, signed by the Sellers;

1.17	Discharge of the HSBC Charge;

1.18	the appropriate forms to amend the mandates given by each Group Company to its bankers and all cheque books relating to the bank accounts of each Group Company together with confirmation that no cheques have been written by any Group Company since preparation of the statements referred to in paragraph 1.12;

1.19	written confirmation in the Agreed Form from the Sellers that there are no subsisting guarantees or other security given by any Group Company in favour of them or any other third party;

1.20	written confirmation, in Agreed Form, that all debts and accounts between each Group Company and the Sellers (or any person connected with a Seller) have been fully paid or otherwise discharged;

1.21	a release, in Agreed Form and duly executed as a deed, of all and any claims that the Sellers (or any persons connected with the Sellers) have or may have against any Group Company;

1.22	Certificates of Good Standing in respect of each Group Company;

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1.23	signed minutes in Agreed Form of each of the board meetings held by each Group Company pursuant to paragraph 2 of this Schedule 5;

1.24	signed minutes in Agreed Form of each of the shareholder meetings held by RIAML and RIAMLH pursuant to paragraph 3 of this Schedule 5;

1.25	all other documents relating to each Group Company which are in the possession of or under the control of the Sellers;

2	Board Meeting of each group company

The Sellers will procure that a duly convened and quorate board meeting of each Group Company is held at which the following matters are transacted:

2.1	in the case of the Company only the approval and registration of the transfers of the Sale Shares delivered in accordance with paragraph 1.1 (subject only to the transfers being duly stamped);

2.2	the resignations referred to in paragraph 1.6 above are accepted with effect from the end of the relevant board meeting;

2.3	the appointment of Rohan Malhotra, Ankur Kamboj and such other persons nominated by the Buyer company secretary of each Group Company, and save with respect to RIAML and RIAMLH, as directors of each Group Company ,with effect from the end of the relevant board meeting;

2.4	the appointment of such firm of auditors as the Buyer may require as auditors of the Company with effect from the end of the relevant board meeting;

2.5	all existing instructions and authorities to the bankers of each member of the Group are revoked and replaced with alternative instructions, mandates and authorities as required by the Buyer;

2.6	the registered office of each Group Company is changed to such address as the Buyer requires; and

2.7	the accounting reference date of each Group Company is changed to such date advised by the Buyer.

3	SHAREHOLDER MEETINGS OF RIAML AND RIAMLH

The Sellers will procure that resolutions of the shareholder of each of RIAML and RIAMLH passed at a duly convened and quorate shareholder meeting of each entity resolving:

3.1	the appointment of Rohan Malhotra, Ankur Kamboj and such other persons nominated by the Buyer as directors of RIAML and RIAMLH with effect from the end of the shareholder meeting, subject to and conditional upon receipt of all requisite approvals and consents from the MFSA in respect of each such appointment to the Board of Directors of RIAML, with effect from the end of the relevant shareholder meeting (or, if later, the date on which the relevant MFSA approval or consent is received).

4	Buyer’s Completion Obligations

4.1	On Completion, the Buyer shall:

4.1.1	pay the Completion Payment in accordance with clause 4.2.1; and deliver to the Sellers:

(a)	a signed acknowledgement of the Disclosure Letter;

(b)	the Retention Letter, in Agreed Form, signed by the Buyer; and

(c)	a copy of the resolutions adopted by the Buyer’s board of directors approving the execution and delivery of this Agreement and any other documents to be delivered by the Buyer at Completion.

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Schedule 6

Basic information about the Leasehold Property

[***]

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Schedule 7

Tax Covenant

1.	INTERPRETATION

1.1.	In this Schedule unless the context otherwise requires:

“Accounts Relief”	means:

(a)	any Relief which is taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Completion Accounts (or which, but for such Relief, would have appeared in the Completion Accounts); and

(b)	any Relief which is an asset in the Completion Accounts;

“Actual Liability for Tax”	means any liability (including a liability which is a primary liability of some other person and whether or not there is a right of recovery against another person) to make an actual payment or increased payment of, or in respect of, or on account of, Tax whether or not such liability has been discharged prior to Completion, in which case the amount of the Actual Liability for Tax will be the amount of the actual payment or increased payment;

“Buyer’s Relief”	means:

(a)	any Accounts Relief;

(b)	any Relief which arises in respect of, by reference to or in consequence of any period ending after the Completion Date or any Event occurring or income, profits or gains earned, accrued or received, in each case, after the Completion Date; or

(c)	any Relief arising to the Buyer or any member of the Buyer’s Group (excluding the Group Companies) whenever so arising;

“Claim for Tax”	means any assessment, notice, demand, determination, letter or other document issued by or action taken by or on behalf of any Tax Authority or any circumstances indicating that any Group Company is or may be placed or is sought to be placed under a Liability for Tax (or other liability under the Tax Covenant) that may give rise to a Tax Claim;

“Deemed Tax Liability”	means:

(a)	the setting off against any liability to Tax or against income, profits or gains earned, accrued or received of any Buyer’s Relief in circumstances where, but for the setting off, any Group Company would have had a liability to Taxation in respect of which the Buyer would have been able to make a claim against the Sellers under the Tax Covenant, in which case, the amount of the Deemed Tax Liability will be the amount of Tax for which the Sellers would have been liable but for the setting off; or

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(b)	the disallowance, loss, clawback, reduction, restriction, non-availability, counteraction, failure to obtain or modification of any Accounts Relief in which case the amount of the Deemed Tax Liability will be the amount of Tax that would have been saved but for such disallowance, loss, clawback, reduction, restriction, non-availability, counteraction, failure to obtain or modification, assuming for this purpose that the relevant Group Company had sufficient profits or was otherwise in a position to use the Relief or where the Relief is the right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment lost;

“Event”	means any event (including the death, winding up or dissolution of any person), act, failure, omission, payment, transaction (including the sale of the Sale Shares pursuant to this Agreement), arrangement, circumstance or change in circumstances, whether or not any Group Company was a party thereto;

“HMRC”	means HM Revenue & Customs;

“Liability for Tax”	means any Actual Liability for Tax and any Deemed Tax Liability

“Relief”	means any relief, loss, allowance, exemption, set-off or credit for Tax or any deduction in computing income, profits or gains for the purposes of Tax or any right to repayment of Tax or to a payment in respect of Tax;

“Saving”	means the reduction or elimination of any liability of any Group Company to make an actual payment of Tax (at a time when the relevant Group Company is a member of the Buyer’s Group) for which the Sellers would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of an Actual Liability for Tax for which the Sellers have made a payment under paragraph 2 of this Schedule;

“Tax”	means any and all forms of taxes, contributions, levies, imposts, duties or charges in the nature of Tax and all withholdings or deductions in respect thereof of any nature whenever created or imposed and whether of the UK or any other jurisdiction, and all penalties, fines, charges, surcharges, costs and interest relating to such or which arises as a result of the failure to pay any Tax on the due date for payment or to comply with any obligation relating to Tax, together with the cost of removing any related charge or other encumbrance; and

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“Tax Authority”	means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world having functions in relation to Tax (including, for the avoidance of doubt, HMRC and the Malta Tax and Customs Administration).

1.2.	In interpreting this Schedule and the Tax Warranties:

1.2.1.	any reference to income, profits or gains earned, accrued or received or an Event which has occurred includes income, profits or gains deemed to have been or treated as or regarded as earned, accrued or received or an Event deemed to have or treated as having or regarded as having occurred, as the case may be;

1.2.2.	any reference to any form of Tax, Relief, legislation, law or legal term or concept which exists in a particular country or jurisdiction includes a reference to any equivalent or substantially equivalent Tax, Relief, legislation, law or legal term or concept in any other country or jurisdiction;

1.2.3.	the phrase “to the extent that” shall mean “if, but only to the extent that”.

2.	COVENANT TO PAY

2.1.	The Sellers jointly and severally covenant with the Buyer to pay to the Buyer an amount equal to:

2.1.1.	any Actual Liability for Tax of any Group Company arising in respect of, by reference to or in consequence of:

(a)	any income, profits or gains earned, accrued or received on or before Completion; or

(b)	any Event which occurred on or before Completion;

2.1.2.	any Deemed Tax Liability;

2.1.3.	any Actual Liability for Tax of any Group Company arising in consequence of an Event occurring, or any income profits or gains earned, accrued or received at any time for which the relevant Group Company is liable as a result of having at any time before Completion been under the control of any person or associated with any person and that person or any other person failing to discharge any Actual Liability for Tax;

2.1.4.	any Liability for Tax which is a liability of any Group Company (or any member of the Buyer’s Group) to account for income tax or national insurance contributions or similar social security contributions outside the UK (in each case, together with any associated interest and/or penalties), whether arising before, on or after Completion, in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of, or any other Event occurring in relation to, employment-related securities (as defined for the purposes of Part 7, ITEPA) where the acquisition of the security or the grant of the option, or other right to acquire the security occurred on or before Completion;

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2.1.5.	any Liability for Tax which is a liability of the Buyer or any Group Company to account for income tax or national insurance contributions or similar social security contributions outside the UK (in each case, together with any associated interest and/or penalties), arising as a result of the sale of the Sale Shares, or the payment of (or the obligation to pay), any part of the Price (for the avoidance of doubt, including any part of the Price paid by the issue of Consideration Shares), or any agreement (whether formal or otherwise) between the Sellers or between any of the Sellers and any other person or persons in respect of the Price payable pursuant to this Agreement;

2.1.6.	any Liability for Tax of any Group Company that is a liability arising pursuant to the CFC charge within Chapter 2 of Part 9A of TIOPA 2010 in connection with or as a result of any Group Company holding an interest in RIAML or RIAMLH prior to Completion, including any penalties arising in connection with any incorrectly filled returns relating to any pre-completion accounting period ; and

2.1.7.	all costs, expenses, disbursements and professional fees reasonably incurred by any Group Company or the Buyer in connection with any liability falling within paragraphs 2.1.1 to 2.1.6 above or in taking or defending any action under this Schedule

3.	EXCLUSIONS

3.1.	The covenant contained in paragraph 2 shall not apply and the Buyer shall have no claim against the Sellers under it or under the Tax Warranties to the extent that:

3.1.1.	specific provision or reserve (excluding a provision for deferred Tax) in respect of the liability in question is made in the Completion Accounts;

3.1.2.	the liability in question arises or is increased as a result only of:

(a)	any increase in rates of Tax (other than any change in the rate of interest accruing on underpaid Tax) provided that this sub-paragraph will not apply to a liability under sub-paragraph 2.1.5;

(b)	any change in law or in the published practice of any Tax Authority (other than a change targeted specifically at counteracting a tax avoidance scheme);

announced and coming into force in any such case after Completion with retrospective effect;

3.1.3.	the liability in question would not have arisen but for a voluntary act, transaction or omission carried out or effected by the relevant Group Company at any time after Completion and where the Buyer knew, or ought reasonably to have known, would give rise to the liability;

3.1.4.	the liability in question arises or is increased as a result of any change after Completion in the date to which a Group Company makes up its statutory accounts or a change in their accounting policies save where the relevant Group Company does not comply with, and the change is necessary to conform with, generally accepted accounting principles in force prior to Completion;

3.1.5.	a Relief (other than a Buyer’s Relief) is available to be used by the Company to set against or otherwise mitigate the liability in question;

3.1.6.	the liability in question is a liability to interest and/or penalties attributable to the unreasonable delay of the Buyer or the Company or a member of the Buyer’s Group to pay to a Tax Authority any amount of Tax following payment by the Sellers under the Tax Covenant for breach of Tax Warranty; or

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3.1.7.	the liability in question has been recovered from any other person (excluding the Company, the Buyer or a member of the Buyer’s Group) at no cost or expense to the Company, the Buyer or a member of the Buyer’s Group.

3.2.	Paragraph 3.1 above shall not apply to the extent that any Tax Claim arises or is delayed as a result of dishonesty, fraud, wilful concealment or wilful misconduct on the part of the Sellers.

3.3.	Paragraph 3.1.2, 3.1.3 and 3.1.4 above shall not apply to any claim under paragraph 2.1.6.

3.4.	A Relief, recovery or Saving shall not be taken into account in computing (and so reducing or eliminating) any liability of the Sellers under this Schedule or in respect of any Warranty or in computing the amount of any payment due to the Sellers under any of paragraphs 7 or 8 (Savings and Claims against third parties) to the extent that it has previously been so taken into account (whether pursuant to any of this paragraph 3 (Exclusions), or under any of paragraphs 7 or 8 (Savings and Claims against third parties), or in computing any damages for breach of any Warranty, in computing any payment under this Tax Covenant or otherwise.

4.	TIME FOR PAYMENT

4.1.	Any amount which the Sellers are obliged to pay to the Buyer under this Schedule or for breach of Tax Warranty shall be paid in cleared funds on or before the following dates which shall be its due date for payment, the later of 5 Business Days following written demand from the Buyer to the Sellers and:

4.1.1.	in a case that involves an actual payment of or in respect of Tax, the date falling 5 Business Days before the due date for payment;

4.1.2.	in a case that falls within sub-paragraph (a) of the definition of Deemed Tax Liability, the date falling five Business Days before the date on which the Tax saved (in consequence of the setting-off) would otherwise have become payable to the relevant Tax Authority;

4.1.3.	in a case that involves the loss of a Relief (other than a right to repayment of or in respect of Tax), the date falling 5 Business Days before the due date for payment of the Tax which is payable as a result of such loss of Relief or, if earlier, the due date on which the Tax would have been payable as a result of such loss of Relief (on the assumption that the relevant Group Company would have been able to utilise fully the Relief in the accounting period during which the Relief was lost);

4.1.4.	in a case that involves the loss of a right to repayment of or in respect of Tax, the earliest date that the repayment (or payment) would have been made by the relevant Tax Authority (whether by actual repayment (or payment), credit or set-off); and

4.1.5.	in any other case (including, without limitation, any costs and expenses or other amounts incurred pursuant to paragraphs 2.1.7, 6.2 or 8.1.2), the fifth Business Day after service by the Buyer to the Sellers of a written demand for payment.

5.	CONDUCT OF CLAIMS

5.1.	On the Buyer or any Group Company becoming aware of a Claim for Tax the Buyer shall, or shall procure that the relevant Group Company shall:

5.1.1.	as soon as reasonably practicable (but not as a condition precedent to the making of a Tax Claim) give written notice of that Claim for Tax to the Sellers’ Representative; and

5.1.2.	subject always to the terms of this paragraph 5 and the Sellers indemnifying the Buyer and/or the relevant Group Company to its reasonable satisfaction against all losses, costs, damages and expenses, which may be incurred procure that the relevant Group Company takes such action and gives such information and assistance in connection with the affairs of the relevant Group Company as the Sellers’ Representative may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Claim for Tax.

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5.2.	The Buyer shall not be obliged to take any action, or procure that the relevant Group Company takes any action, in respect of a Claim for Tax (and the Buyer or the relevant Group Company may deal with the Claim for Tax as it sees fit) if the relevant Tax Authority alleges in writing that the Sellers or any Group Company prior to Completion was involved in fraudulent conduct or deliberate default in respect of the Claim for Tax, or if, following receipt of written notice of the Claim for Tax from the Buyer in accordance with sub-paragraph 5.1.1:

5.2.1.	the Sellers’ Representative fails within 10 Business Days (or 5 Business Days in a case where there is a time limit for an appeal that has been notified to the Sellers’ Representative) to serve notice on the Buyer under sub-paragraph 5.1 as to what action the Buyer or any Group Company shall take in respect of the Claim for Tax;

5.2.2.	the Sellers’ Representative fails within 10 Business Days to notify the Buyer in writing of any further action to be taken by the Buyer or any Group Company where the Buyer at any time seeks instructions from the Sellers’ Representative;

5.2.3.	the Sellers fail to adequately indemnify the Buyer and/or any Group Company (as appropriate) pursuant to sub-paragraph 5.1;

5.2.4.	the Sellers fail to further indemnify the Buyer to the reasonable satisfaction of the Buyer in the event that the indemnity previously provided becomes, or is likely to become, in the reasonable opinion of the Buyer, insufficient.

5.3.	The Buyer shall not be required to take any action or procure that any Group Company takes any action under this paragraph 5 if it reasonably determines that such action would have a material adverse effect on the amount of Tax payable by the Buyer, any member of the Buyer’s Group or any Group Company or would materially adversely affect the relationship of the Buyer, any member of the Buyer’s Group or any Group Company with any Tax Authority in respect of a period after Completion or would materially adversely affect the goodwill of the business of any Group Company or any member of the Buyer’s Group.

5.4.	A Seller’s rights under this paragraph 5 shall cease in the event that the Seller is declared bankrupt or becomes the subject of bankruptcy proceedings but the rights of the other Sellers shall not be affected.

6.	PAYMENTS BY THE SELLERS

6.1.	All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings (including Tax) unless the deduction or withholding is required by law.

6.2.	If any deduction or withholding for or on account of Tax is required to be made from any payment by or on behalf of a Seller under this Agreement, the Seller making the payment shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the Buyer (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made.

6.3.	In the event that the Buyer shall incur any liability for Tax chargeable or assessable in respect of any payment made by or on behalf of a Seller pursuant to this Agreement, the Seller making the payment shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the Buyer (after Tax) will equal the full amount which would have been received and retained by it had no such liability to Tax been incurred and, in applying this paragraph 6.3, no account shall be taken of the extent to which any liability for Tax may be mitigated or offset by any Relief available to the Buyer so that where any such Relief is available the additional amount payable under this paragraph shall be the amount which would have been payable in the absence of such availability.

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7.	SAVINGS

7.1.	If, on or before the seventh anniversary of Completion, the Buyer believes that a Saving has arisen, it shall inform the Sellers’ Representative and if the Group Company’s auditors for the time being determine (at the request and expense of the Sellers) that a Saving has arisen, the Buyer shall as soon as reasonably practicable repay to the Sellers, after deduction of any amounts then due by the Sellers, the lesser of:

7.1.1.	the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer or any Group Company; and

7.1.2.	the amount paid by the Sellers under paragraph 2 for the Actual Liability for Tax that gave rise to the Saving less any part of that amount previously repaid to the Sellers under any provision of this Schedule or otherwise.

8.	CLAIMS AGAINST THIRD PARTIES

8.1.	Where the Sellers have made a payment in full satisfaction of a Tax Claim and any Group Company is (within seven years after Completion) entitled to recover from any third party (including a Tax Authority but excluding any member of the Buyer’s Group) any sum in respect of the matter to which the payment made by the Sellers relates, then:

8.1.1.	the Buyer shall notify the Sellers’ Representative in writing of that fact as soon as reasonably practicable;

8.1.2.	if so required by the Sellers’ Representative and upon the Sellers providing such indemnification as the Buyer and/or the relevant Group Company shall reasonably require against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, the Buyer shall take (or shall procure that the Group Company) shall take such action as the Sellers’ Representative may reasonably request to enforce such recovery (keeping the Sellers’ Representative informed of the progress of any action taken) provided that the Buyer shall not be required to take any action under this sub-paragraph 8.1 which it considers to be materially prejudicial to its interests.

8.2.	The Buyer shall account to the Sellers for any sums recovered in accordance with paragraph 8.1 (including any interest or repayment supplement paid by such a person) net of Tax (if any) on such sum and after deduction of any costs or expenses incurred by the Buyer or the relevant Group Company in recovering such sum (save to the extent of such costs or expenses having already been paid in cleared funds by the Sellers to the Buyer under paragraph 8.1.2), provided that the amount paid by the Buyer under this paragraph shall not exceed the amount paid by the Sellers in respect of the relevant Tax Claim under this Schedule or for breach of Tax Warranty.

9.	CORPORATION TAX RETURNS

9.1.	Subject to the other provisions of this paragraph 9, the Buyer (or its duly authorised agent) shall have sole conduct of the Tax affairs of each Group Company in respect of all accounting periods of each Group Company whether ending prior to, on or after Completion and shall without limitation:

9.1.1.	prepare, sign and submit the corporation tax returns (including all computations and the provision of financial information, together with all necessary claims, elections, surrenders and notices required for such returns) of each Group Company for all accounting periods ended on or before Completion (the “Pre-Completion Tax Returns”) to the extent that they have not been prepared prior to Completion and for the accounting period current at Completion (the “Straddle Period Tax Return”).

9.1.2.	prepare all documentation and deal with all matters (including correspondence) relating to either the Pre-Completion Tax Returns or the Straddle Period Tax Return.

9.2.	The Buyer (or its duly authorised agent) shall provide the Sellers’ Representative with copies of any Pre-Completion Tax Returns and/or the Straddle Period Tax Return at least 10 Business Days prior to the date for submission of the relevant tax return to the relevant Tax Authority and shall take into account any reasonable comments to the extent that they relate to matters arising in the period ending on or before Completion.

9.3.	The Sellers shall provide the Buyer and each Group Company with all reasonable assistance, co-operation and information in relation to the preparation of the Pre-Completion Tax Returns and/or Straddle Period Tax Return and any matter arising therefrom.

9.4.	The provisions of this paragraph 9 shall be without prejudice to the rights of the Buyer and the relevant Group Company in relation to any audit or any enquiry resulting therefrom and if the Buyer shall at any time become aware of a Claim for Tax which may result in a Tax Claim the provisions of paragraph 5 (Conduct of Claims) shall come into operation in accordance with its terms.

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Schedule 8

Pre-Completion Obligations

1	Each Group Company will except with the prior written consent of the Buyer:

1.1	continue its business in the ordinary and usual course and so as to maintain it as a going concern;

1.2	not acquire or dispose of, any asset or stock (other than in the normal course of trading) or enter into any contract or arrangement involving expenditure or liabilities in excess of £10,000 in aggregate value;

1.3	not make any payments out of any bank or deposit account exceeding in aggregate £5,000 (except for payments in the ordinary course of trading);

1.4	other than in the normal course of trading or as envisaged by this Agreement, not create any security over or encumber or agree to encumber any of its assets or redeem any existing security or give any guarantees or indemnities;

1.5	other than as envisaged by this Agreement not alter the terms of any existing borrowing facilities or arrange additional borrowing facilities;

1.6	not make any loan or other advance to any person;

1.7	not begin or compromise or settle any litigation or arbitration proceedings (except debt collection in the ordinary and usual course of business);

1.8	not declare, pay or make any dividend or other distribution of income or any distribution of capital;

1.9	not create, allot or issue any share or loan capital or give any option in respect of or create any Encumbrance over any share or loan capital;

1.10	not acquire any shares in any other company, become a member of a LLP or participate in any partnership or joint venture;

1.11	not re-organise its share capital;

1.12	not permit any of its insurance policies to lapse or do or omit to do anything to make any policy of insurance void or voidable or cease to be effective or knowingly do anything (apart from making claims under the policies) which may adversely affect the renewal of any policy of insurance on the insurers standard (or, if different, the existing) terms;

1.13	not enter into, modify or agree to terminate any Material Contract;

1.14	not employ, or offer employment to, any person;

1.15	not enter into, or offer, any form of consultancy to any person;

1.16	not terminate the engagement of or alter the terms of engagement of any employee, worker or consultant or take any action which may result in that termination or alteration;

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1.17	keep proper accounting records in which accurate entries are made of all its dealings and transactions which should be recorded in them;

1.18	not provide any non-contractual benefit to any director, officer, employee, consultant or their dependants;

1.19	not enter into any material transaction with or for the benefit of any of the Sellers or the associates or connected parties of the Sellers;

1.20	not pay any management charge or other sums to the Sellers or the associates or connected parties of the Sellers or incur any liability to the Sellers or the associates or connected parties of the Sellers apart from any which is paid or incurred in the normal course of their employment with the Company or any of the Subsidiaries;

1.21	not grant, modify, agree to terminate or permit to lapse any Intellectual Property Rights or enter into any agreement relating to any such rights;

1.22	vary the terms on which it holds the Leasehold Property or settle any rent review or take any action for which Landlord’s approval or consent would be required or enter into or grant any further under-lettings, sub-tenancies, licences or similar at the Leasehold Property or agree or enter into any renewal or extension of the Lease or enter into or agree to enter into any new lease or agreement for lease in respect of the Leasehold Property;

1.23	not resolve to change its name;

1.24	not commit or omit to do any act or thing in contravention of any applicable law or regulation applicable to either Group Company (including the FCA Consumer Duty) and which would have a material adverse effect on the business or financial condition of either Group Company;

1.25	not take any action which (save in the ordinary course of trading) results or will result in the net assets of either Group Company being materially reduced and/or which could have a material adverse effect on the financial or trading position or prospects of either Group Company;

1.26	not agree, or enter into any form of agreement or commitment, to do any of the matters dealt with or mentioned in this paragraph 1; and

1.27	not (i) make, change or revoke any material Tax election; (ii) file any amended Tax return; (iii) enter into any Tax closing agreement; (iv) settle any material Tax claim, assessment or audit; (v) surrender any right to claim a refund of Taxes; (vi) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company (other than ordinary course extensions); (vii) change its tax residence; nor (viii) establish a permanent establishment in any other jurisdiction.

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2	The Sellers and the directors of the Company and the Subsidiaries will give promptly all of the information and explanation about the business, assets, liabilities, affairs and records of the Company and / or the Subsidiaries as the Buyer or any person authorised by it may reasonably request and will give the Buyer and any person authorised by it access to all the books and records of the Company and / or the Subsidiaries.

3	The Sellers and the directors of the Company and the Subsidiaries will give all reasonable co-operation to the Buyer so as to ensure a smooth, orderly and efficient continuation of management of the Group after Completion and, if required by the Buyer, to prepare for the introduction of the normal working practices and procedures of the Buyer in readiness for Completion.

4	Each of RIAML and RIAMLH shall use all reasonable endeavours to procure that each person nominated by the Buyer for appointment as a director of RIAML and / or RIAMLH (including Rohan Malhotra and Ankur Kamboj) applies for and obtains all approvals, consents and authorisations required from the MFSA in connection with such appointment, and shall:

4.1	provide all reasonable assistance and co-operation to each such nominee in connection with any such application to the MFSA; and

4.2	not take any action, or omit to take any action, that would reasonably be expected to prejudice the grant of any such approval or consent.

5	The provisions of paragraph 2 of this Schedule shall not require the Sellers to prevent either Group Company from doing anything:

5.1	pursuant to any contractual obligation Disclosed to the Buyer; or

5.2	pursuant to any statutory or regulatory duty; or

5.3	where failing to do so would place the Sellers and/or either Group Company in breach of any contractual or statutory obligation or duty or expose the Sellers and/or either Group Company to any claim or liability.

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Schedule 9

Completion Accounts

1	Definitions

1.1	In this Schedule, unless the context otherwise requires, the following words and phrases have the following meanings:

Actual Working Capital	means the current aggregate assets (save for those included within Cash) less the aggregate current liabilities (save for those included within Indebtedness) of the Group, in each case as at the Effective Time and set out in the Completion Accounts , in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques specified in paragraph 3 of this Schedule;

Adjusted Price Statement	means the statement setting out the amount of the Cash, Indebtedness and Working Capital Excess or Working Capital Shortfall as shown in, or derived from, the Completion Accounts, together with the resulting calculation of the Completion Price, as prepared and agreed or determined (as the case may be) in accordance with this Schedule;

Cash	means the aggregate total amount of all unrestricted:

(a)	cash on hand;

(b)	cash standing to the credit of any account with a bank or other financial institution as shown on the relevant statement; and

(c)	cash equivalents;

in each case to which the Group is beneficially entitled as at the Effective Time as shown in the Completion Accounts.

For the avoidance of doubt Cash shall not include the paid up share capital and any share premium of the Subsidiaries and / or the Company.

Completion Accounts	means the statement of financial position of the Company and the Subsidiaries as at the Effective Time, prepared and agreed or determined in accordance with the provisions of this Schedule, clause 4 and which show a full provision for the investment from the Company to the Subsidiaries and full details of any intercompany balances owed between the Company and the Subsidiaries;

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Due Amount	means the amount (if any) due to the Buyer as a result of a Claim being Settled;

Effective Time	means the close of business on the Completion Date;

Estimated Liability	means the amount which, in the opinion of the Relevant Claims Expert, is a reasonable estimate of the liability of the Sellers in respect of such Claim;

Indebtedness	means the aggregate amount of the Group’s borrowings and other financial indebtedness in the nature of borrowing, including:

(a)	borrowings from any bank, financial institution or other entity;

(b)	indebtedness arising under any bond, note, loan stock, debenture, commercial paper or similar instrument;

(c)	obligations under any conditional sale, title retention, forward sale or purchase or any similar agreement or arrangement creating obligations with respect to the deferred purchase price of property (other than customary trade credit given in the ordinary course of trading);

(d)	indebtedness under any hire purchase agreement or finance lease (whether for land, machinery, equipment or otherwise) which is a liability under accounting standards IAS 17;

(e)	any indebtedness for monies borrowed or raised under any other transaction that has the commercial effect of borrowing;

(f)	any preference shares or element of preference shares shown as liabilities as required by applicable Accounting Standards;

(g)	all unpaid accrued interest on any borrowings or indebtedness referred to in the paragraphs above, together with any prepayment premiums or other penalties, fees, expenses or breakage costs arising (or which would arise) in connection with the repayment of any such borrowings or indebtedness on the Completion Date; and

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(h)	any other committed payments, expenditure or obligation (other than payments made in the ordinary course of business) whether of a capital and / or one off nature or otherwise which the Sellers are aware of as at Completion, in each case as at the Effective Time and shown in the Completion Accounts, calculated on a consolidated basis in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques specified in paragraph 3 of this Schedule;

Relevant Claims Expert	means an independent barrister of not less than 10 years’ standing, having experience in claims similar to the relevant Claim identified by the Buyer;

Settled	means a Claim that has been:

(a)	agreed in writing by the parties to the Claim as to both liability and quantum; or

(b)	finally determined (as to both liability and quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party is debarred (by passage of time or otherwise) from making an appeal; or

(c)	withdrawn or discontinued by the Buyer in writing; or

(d)	deemed withdrawn in accordance with paragraph 2.4 of Schedule 4; or

(e)	struck out by a court of competent jurisdiction where no right of appeal exists;

Target Working Capital	means £420,000 (four hundred and twenty thousand pounds);

Working Capital Excess	has the meaning given in clause 4.1.1(c); and

Working Capital Shortfall	has the meaning given in clause 4.1.1(c).

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2	Procedure

2.1	Completion Accounts

2.1.1	Draft Completion Accounts together with a draft Adjusted Price Statement shall be prepared by the Sellers (in accordance with the provisions of this Schedule 9) and delivered to the Buyer for review within a period of 40 Business Days immediately following the Completion Date.

2.1.2	The Buyer will have 20 Business Days from receipt of the Completion Accounts and Adjusted Price Statement (the Review Period) to review the same and notify the Sellers in writing that they agree them (Acceptance Notice) or that they dispute them (Dispute Notice).

2.1.3	A Dispute Notice will include:

(a)	the item or items disputed;

(b)	the reasons for the dispute in reasonable detail; and

(c)	a statement of how, in the reasonable opinion of the Buyer, the draft Completion Accounts and/or the draft Adjusted Price Statement should be adjusted in order to comply with the requirements of this Agreement.

2.1.4	If the Buyer gives a Dispute Notice within the Review Period, the Sellers and the Buyer shall use their respective reasonable endeavours in good faith to resolve the issues in dispute as stated in the Dispute Notice.

2.1.5	If the Sellers and the Buyer are unable to resolve the matters set out in the Dispute Notice within the period of 21 days immediately following receipt by the Sellers of the Dispute Notice, either party may, by written notice to the other, require the matters in dispute to be referred to an Independent Accountant in accordance with paragraph 2.2.

2.1.6	The Completion Accounts and Adjusted Price Statement shall be deemed to have been finalised and determined and agreed by the parties on the earlier of:

(a)	the receipt by the Sellers of an Acceptance Notice pursuant to paragraph 2.1.2; or

(b)	where the Buyer fails to give an Acceptance Notice or a Dispute Notice within the Review Period, the expiry of the Review Period; or

(c)	the communication to the parties by the Independent Accountant of his determination as provided in paragraph 2.2

(the Completion Accounts Determination Date) following which the Completion Accounts and Adjusted Price Statement will (in the absence of manifest error or fraud) be final and binding on the parties.

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2.1.7	The Sellers and the Buyer shall provide such assistance to each other and to their respective accountants and (if relevant) the Independent Accountant and will permit each other, their respective accountants and (if relevant) the Independent Accountant reasonable access to their respective premises, papers, books, accounts, records and returns relating to the Group as may be reasonably required to enable the calculation, preparation, finalisation and determination of the Completion Accounts and the Adjusted Price Statement.

2.2	Independent Accountant

2.2.1	If a Dispute Notice is served by the Buyer pursuant to paragraph 2.1.2 above and the parties are unable to reach agreement in accordance with paragraph 2.1.3 above, the parties shall use reasonable endeavours to agree the identity and terms of appointment of an Independent Accountant.

2.2.2	If the parties fail to agree the matters referred to in paragraph 2.2.1 within 10 days of either party having proposed, in writing, an Independent Accountant to the other, either party shall be entitled to request the President for the time being of the Institute of Chartered Accountants in England and Wales to appoint an Independent Accountant and agree the terms of his appointment on behalf of the parties.

2.2.3	For the purposes of this Schedule 9 the Independent Accountant will be an independent chartered accountant qualified as such for not less than 10 years and engaged in private practice.

2.2.4	Once appointed, the Independent Accountant shall be instructed to make a determination as to the issues in dispute relating to the Completion Accounts and/or Adjusted Price Statement in accordance with this paragraph 2.2.

2.2.5	Except for any procedural matters, or as otherwise expressly provided in this Schedule, the scope of the Independent Accountant’s determination shall be limited to determining the unresolved matters in the Dispute Notice relating to:

(a)	whether the Completion Accounts and Adjusted Price Statement have been prepared in accordance with the requirements of this Schedule;

(b)	whether any errors have been made in the preparation of the Completion Accounts or the Adjusted Price Statement; and

(c)	any consequential adjustments, corrections or modifications that are required in order for the Completion Accounts and the Adjusted Price Statement to be prepared in accordance with the requirements of this Schedule.

2.2.6	The Sellers and the Buyer shall be entitled to make written submissions to the Independent Accountant, as directed by the Independent Accountant, but subject thereto the Independent Accountant shall have power to determine the procedure to be followed in relation to his determination.

2.2.7	To the extent not provided for in this paragraph 2.2, the Independent Accountant may in his reasonable discretion determine such other procedures to assist with the conduct of his determination as he considers just or appropriate including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

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2.2.8	Unless otherwise agreed by the parties, the Independent Accountant shall be required to make his determination in writing (including reasons for his determination) and to provide a copy to each party as soon as reasonably practicable and in any event within 30 Business Days of his appointment.

2.2.9	The Independent Accountant will be deemed to act as an independent accountant and not as an arbitrator in carrying out the duties referred to in this paragraph 2.2 and, save in the event of manifest fraud or error:

(a)	his determination in respect of the Completion Accounts and the Adjusted Price Statement will be final and binding on the parties; and

(b)	the Completion Accounts and Adjusted Price Statement shall be modified, adjusted or corrected as necessary to give effect to the Independent Accountant’s determination.

2.2.10	If an appointed Independent Accountant dies or becomes unwilling or incapable of acting, or does not deliver his determination within the period required by this paragraph 2.2:

(a)	the parties shall use all reasonable endeavours to agree the identity and terms of appointment of a replacement Independent Accountant;

(b)	if the parties fail to agree on a replacement Independent Accountant within 10 Business Days of a replacement being proposed in writing by one party, then either party may apply to the President for the time being of the Institute of Chartered Accountants of England and Wales to discharge the appointed Independent Accountant and to appoint a replacement Independent Accountant; and

(c)	this paragraph 2.2 shall apply in relation to each and any replacement Independent Accountant as if he were the first Independent Accountant appointed.

2.2.11	The parties shall act reasonably and co-operate to give effect to the provisions of this paragraph 2.2 and shall not do anything to hinder or prevent the Independent Accountant from making his determination.

2.2.12	The Sellers and the Buyer shall bear their own costs in connection with the matters referred to in this Schedule, provided that the costs of the Independent Accountant will be borne as he directs.

2.3	Sellers’ Representative

2.3.1	Each of the Sellers hereby irrevocably appoints the Sellers’ Representative to act as their representative for the purposes of this Schedule 9 and the transactions contemplated by it including giving, receiving, exchanging, acknowledging and delivering any notices, orders, receipts, requests, instructions, certificates, letters and other writings and in general to do or refrain from doing all actions that the Sellers’ Representative may consider necessary or appropriate in connection with or to carry out the obligations contained in this Schedule 9.

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2.3.2	The Buyer may rely on any action taken or inaction by the Sellers’ Representative in such capacity for all purposes of this Schedule 9.

3	Content

3.1	The Completion Accounts shall be prepared and determined in accordance with the following accounting principles, policies, bases and methods and in the following order of priority:

3.1.1	the specific principles, policies, bases, practices and methods set out in paragraph 3.3 below;

3.1.2	UK GAAP in force as at the Effective Time; and

3.1.3	applying the same principles, policies, bases, practices and methods (with consistent classifications, judgements, valuation and estimation techniques) as those used by the Company and the Subsidiaries in the preparation of the Accounts to the extent that these are consistent with UK GAAP. If no principle, policy, practice, base or method has been adopted in the preparation of the Accounts in respect of a particular item or matter, that item or matter shall be accounted for in accordance with UK GAAP in force as at the Effective Time.

3.2	Events and circumstances occurring after the Effective Time shall not be taken into account and shall be ignored in assessing the value of items to be included in the Completion Accounts, save where expressly required by this paragraph 3.

3.3	The specific principles, policies, bases, practices and methods referred to in paragraph 3.1.1 are:

(a)	deducting an amount equal to the Regulatory Capital Requirement of RUL and RIAML;

(b)	deducting any amount equal to the Corporation Tax accrued but not paid and a deduction for any Deferred Corporation Tax and any further Corporation Tax amounts due as at the date of Completion Accounts;

(c)	deducting any amounts (if any) due to any of the Sellers from the Group and an amount equal to any outstanding Directors Loans or any deferred but outstanding amount of salary, bonus or other amounts arising from their employment or directorship of the Company and / or any member of the Group;

(d)	deducting an amount equal to any identified (but not invoiced) outstanding professional fees (including legal and accountancy fees) which relate to advice given or services provided to the Group and / or the Sellers and which relate to periods prior to Completion;

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(e)	full provision shall be made for all taxes including but not limited to Corporation Tax (at 25% or at 35% where applicable), any employee taxes and VAT (if applicable) relating to the period up to and including Completion but not double counting any amount deducted under paragraph 3.3 (b) above;

(f)	an adjustment for any amounts prepaid by the Group as at Completion;

(g)	excluding any amounts of cash received or receivable by the Group after the Effective Time but which relate to periods prior to Completion.

4	SET-OFF

4.1	If, on the date on which any payment in respect of the Price (a Price Payment) is due to be made by the Buyer to the Sellers:

4.1.1	a Due Amount (or any part of it) is outstanding, the Buyer shall be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the Sellers’ liability to pay the Due Amount by way of set-off against all Price Payments then due, and to treat its obligation to pay the relevant Price Payments as being reduced pro tanto by the amount so set off; and/or

4.1.2	there is a Claim which has not been Settled, the Buyer may (at its sole discretion):

(a)	obtain the written opinion of a Relevant Claims Expert confirming that the Claim in question is a bona fide claim and has been made against the Sellers in good faith and in accordance with the terms of this Agreement, has reasonable prospects of success and setting out the Estimated Liability that the Buyer may recover in relation to such Claim; and

(b)	provided a copy of such written opinion has been delivered to the Sellers within a period of 10 Business Days following the date on which the relevant Price Payment was due to be made, withhold from the Price Payment an amount equal to the Estimated Liability of such Claim or, if lower, the full amount of all Price Payments then due (the Reserved Sum); and

(c)	defer payment of the Reserved Sum until such time as such Claim has been Settled or otherwise discontinued, when it shall be dealt with in accordance with paragraph 4.3.

Provided always that the Buyer will pursue such Claim expeditiously and shall not delay in progressing the Claim to a conclusion with a view to the Claim being settled as quickly as reasonably practicable subject to the reasonable co-operation of the Sellers.

4.2	The Relevant Claims Expert’s fees and any costs or expenses incurred in making his determination shall be borne equally by the Buyer and the Sellers, or in such other proportions as the Relevant Claims Expert shall direct.

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4.3	Where a Reserved Sum has been withheld by the Buyer pursuant to paragraph 4.1.2, upon the relevant Claim being Settled, the Buyer shall:

4.3.1	be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the Sellers’ liability to pay the Due Amount in respect of the relevant Claim by way of set-off against the corresponding Reserved Sum, and to treat its obligation to pay the Reserved Sum as being reduced pro tanto by the amount so set off; and

4.3.2	pay to the Sellers the balance of the relevant Reserved Sum (if any) after the Buyer has exercised its rights pursuant to paragraph 4.1.2 on the later of:

(a)	the date upon which the Price Payment is due to be paid; and

(b)	the 5th Business Day after the date upon which such Claim is Settled or otherwise discontinued provided that interest shall be deemed to have accrued on such sum and be payable to the Sellers in addition to such balance at the Interest Rate from the date on which such Price Payment was due to be paid until the date of payment.

4.4	Nothing in this paragraph 4 shall prejudice, limit or otherwise affect:

4.4.1	any right or remedy the Buyer may have against the Sellers from time to time, whether arising under this Agreement or any of the documents executed pursuant to this Agreement; or

4.4.2	the Buyer’s right to recover against the Sellers, whether before or after the Price Payments (or any of them) are paid in accordance with this Agreement.

4.5	The amount of any Reserved Sum withheld by the Buyer in accordance with this paragraph 4 shall not be regarded as imposing any limit on the amount of any claims under this Agreement or any of the documents executed pursuant to this Agreement.

4.6	If a Due Amount is not satisfied in full by way of set-off under paragraph 4.1.1 or paragraph 4.3, nothing in this Agreement shall prevent or otherwise restrict the Buyer’s right to recover the balance from the Sellers and the Due Amount (to the extent not so satisfied) shall remain fully enforceable against the Sellers.

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Schedule 10

Definitions

1.1	In this Agreement, unless the context otherwise requires, the following words shall have the following meanings:

Accounting Standards	generally accepted accounting principles applied in the UK (incorporating Statements of Standard Accounting Practice and Financial Reporting Standards issued or adopted by the Financial Reporting Council or its predecessors) and the Accountancy Profession (General Accounting Principles for Small and Medium-Sized Entities) Regulations, 2015 and the Schedule accompanying and forming an integral part of those Regulations (“GAPSME”), as consistently applied by RIAML for the preparation of its financial statements;

Accounts	the financial statements of the Company and the Subsidiaries for the accounting reference periods ended on the relevant Accounts Date, comprising the individual accounts of the Company and the Subsidiaries, (a copies of which are included in the Disclosure Documents);

Accounts Date	30th September 2024;

Actual Working Capital	has the meaning given in paragraph 1 of Schedule 9 (Completion Accounts);

Adjusted Price Payment Date	means the date 5 Business Days immediately following the Completion Accounts Determination Date;

Adjusted Price Statement	has the meaning given in paragraph 1 of Schedule 9 (Completion Accounts);

Advised Clients	means all those clients of the Group in relation to the Business as at the Completion Date and who receive an advice-based service in return for payment to the any member of the Group of a fee;

Agreed Form	a document in a form agreed by or on behalf of each party on or before the Completion Date;

AICPA Audit	an audit carried out by the Buyer’s tax advisors on the Company and each of the Subsidiaries to the satisfaction of the Buyer;

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Applicable Financial Services Laws	means together, each of:

(i)	the Financial Services and Markets Act 2000;

(ii)	Part V of the Criminal Justice Act 1993, the Money Laundering Regulations 2007, The Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, Part VII of the Proceeds of Crime Act 2002, the Terrorism Asset-Freezing etc Act 2010 and all other applicable UK legislation relating to the handling of terrorist funds or of the proceeds of drug trafficking or other crimes;

(iii)	the Bribery Act 2010;

(iv)	the FCA Handbook and Glossary;

(v)	the IDA and any rules and regulations issued thereunder; and

(vi)	any equivalent financial services laws in any other jurisdiction in which the Sellers operate or otherwise conduct any part of the Business at the date of this Agreement and to which it is subject;

Arbiter for Financial Services	the Office of the Arbiter for Financial Services established under the Arbiter for Financial Services Act (Chapter 555 of the Laws of Malta);

Business	the business as carried on by the Subsidiaries at the date hereof and / or in the period of 12 months prior to the date hereof;

Business Day	any day which is not a Saturday, a Sunday or a bank or public holiday in England and Wales;

Business Information	all data or information used in or relating to or relevant to the Business at the Relevant Date or at any time in the 5 years prior to the Relevant Date (including information relating to products, services, operations, processes, formulae, methods, plans, strategy, Intellectual Property Rights, market opportunities, customer lists, commercial relationships, financial position, marketing and sales materials and general business affairs), and which confidential to the Group on the Completion Date;

Buyer’s Group	the Buyer and its subsidiaries and subsidiaries undertakings, any company of which it is a subsidiary (its holding company) and any other subsidiaries or subsidiaries undertakings of any such holding company;

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Buyer’s Solicitors	Blake Morgan LLP of 6 New Street Square, London EC4A 3DJ (ref: SE/624049-1);

C Share Buyback	means the buyback by the Company from reserves of the following C Shares:

(a)	1,250 C Shares from [***];

(b)	1,250 C Shares from [***]

Cash	has the meaning given in paragraph 1 of Schedule 9 (Completion Accounts);

Change in Control	the change in control application in respect of RUL to be submitted to the FCA as soon as practicable after the date hereof in respect of the Buyer’s proposed acquisition of the Company;

Change in Qualifying Shareholding	the change in Qualifying Shareholding application in respect of RIAML to be submitted to the MFSA as soon as practicable after the date hereof in respect of the Buyer’s proposed acquisition of the Company;

Claim	any Indemnity Claim, any Warranty Claim and any Tax Covenant Claim;

COBS	means the Conduct of Business Sourcebook, part of the FCA Handbook, as amended from time to time;

Companies Act	the Companies Act 2006;

Company	Riverside International Holdings Ltd, basic information in relation to which is set out in Schedule 2 (Basic information about the Company);

Completion	completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

Completion Accounts	has the meaning given in paragraph 1 of Schedule 9 (Completion Accounts);

Completion Accounts Determination Date	has the meaning given in paragraph 2.1.6 of Schedule 9 (Completion Accounts);

Completion Date	has the meaning given in clause 6.2;

Completion Effective Time	5pm on the Completion Date;

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Completion Payment	£6,000,000;

Completion Price	an amount equal to the Completion Payment as adjusted pursuant to the Adjusted Price Statement;

Contract	any legally binding contracts, arrangements, understandings or commitments (whether written or oral) which have been entered into or undertaken by or on behalf of any Group Company other than contracts of employment;

Control	has the meaning given in section 1124 CTA 2010 and the expression change of Control shall be construed accordingly;

COR	Combined Operating Ratio;

COR Performance Period	a three year period commencing on the Completion Date;

CTA 2009	the Corporation Tax Act 2009;

CTA 2010	the Corporation Tax Act 2010;

Data Protection Laws	has the meaning given paragraph 17 of Schedule 3;

Databases	all databases that are owned, leased or used by, or available for use by, or licensed by or to, any Group Company;

Deferred Consideration	the First Deferred Consideration Payment and the Second Deferred Consideration Payment;

Deferred Consideration Conditions	has the meaning given in clause 7 below;

Directors Loans	the total aggregate of the outstanding directors loans made by the Company and / or any of the Subsidiaries to Andrew Lawrence and / or any other director of the Company (or any of the Subsidiaries);

Disclosed	fairly disclosed to the Buyer in the Disclosure Letter giving sufficient detail to enable the Buyer to make a reasonably informed assessment of its nature, scope and effect;

Disclosure Documents	the documents and information contained in an electronic data room hosted by Gunnercookeconnect named Project Insight Disclosure Bundle the contents of which are contained in two identical USB flash drives and annexed to the Disclosure Letter;

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Disclosure Letter	the disclosure letter in an agreed form from the Sellers to the Buyer together with the Disclosure Documents to be provided by the Sellers and countersigned by the Buyer on or before the Disclosure Letter Delivery Date detailing matters pertaining to the period up to and including the Disclosure Letter Delivery Date;

Disclosure Letter Delivery Date	a date not later than 10 Business Days from the date hereof;
Domain Names	those domain names set out in Schedule 12 Part 2;

EBITDA	the Company’s consolidated EBITDA (calculated using UK GAAP) for the 12 month period commencing on the second anniversary of the Completion Date (excluding for the avoidance of doubt any intercompany costs or expenses applied or charged between (i) the Company and / or the Subsidiaries and (2) the Buyer and / or any member of its group);

EBITDA Target	£1,600,000;

Employee	any person employed by the Company and / or any of Subsidiaries under a contract of employment or engaged under a contract for services (other than a Worker);

Expiry Date	the first anniversary of Completion;

FA 1986	the Finance Act 1986;

FA 2003	the Finance Act 2003;

Facilities	has the meaning given in paragraph9.1 of Schedule 3;

FCA	means the UK Financial Conduct Authority or any successor body;

FCA Handbook	means the FCA’s handbook of rules and guidance as maintained by it and as from time to time in force;

First Deferred Consideration Payment	£3,600,000;

First Deferred Payment Condition	that the Key Cient remains a client of the Group during the 12 month period following the Completion Date, on materially the same terms as the Key Client Contract

First Deferred Payment Date	5 Business Days after the first anniversary of the satisfaction of the First Deferred Payment Condition, such condition having been satisfied to the reasonable satisfaction of the Buyer. For the avoidance of doubt if the First Deferred Payment Condition has not been satisfied by the Expiry Date the Buyer shall have no obligation to pay the First Deferred Consideration Payment and the Sellers right to receive such payment shall lapse;

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Fixed Assets	means those assets owned by the Company and / or the Group as set out in Schedule 12 Part 1;

Force Majeure Event	means:

(i)	acts of God, flood, drought, earthquake or other natural disaster;

(ii)	epidemic or pandemic;

(iii)	terrorist attack, civil war, threat of war or armed conflict;

(iv)	nuclear, chemical or biological contamination or sonic boom; and

(v)	fire or explosion.

FRS 102	means Financial Reporting Standard 102: The Financial Reporting Standard applicable in the UK and Republic of Ireland as issued by the Financial Reporting Council of the UK and in force for the accounting period ended on the Accounts Date;

Fundamental Warranties	the warranties of the Sellers set out in paragraphs 1, 2 and 3 of Part 1 of Schedule 3;

Fundamental Warranty Claim	a claim for breach of any of the Fundamental Warranties;

Glossary	means the glossary to the FCA Handbook;

Group	the group of companies consisting of the Company and the Subsidiaries and member of the Group or Group Company means any or every one of them (as the context requires);

GWP	the total amount of Gross Written Premiums collected or issued by an insurer over a specific period before deducting reinsurance costs, agent commissions, or taxes;

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Health and Safety Laws	all applicable primary and subordinate legislation, common law, treaties, regulations, directives, orders, codes of practice and guidance notes in existence on or before the Completion Date and designed to protect humans against risks to health or safety arising from work activities or from premises occupied for work activities (including the Health and Safety at Work etc Act 1974, the Offices, Shops and Railway Premises Act 1963, the Factories Act 1961, the Children and Young Persons Act 1933 and the Regulatory Reform (Fire Safety) Order 2005);

Hempstead	Hempstead Systems Limited, basic information in relation to which is set out in Schedule 2 Part 2 (Basic information about the Subsidiaries);

HSBC Charge	the registered charge against RUL, in favour of HSBC Bank PLC dated 26 October 2017;

ICO	means the Information Commissioner’s Office in the United Kingdom;

IDA	means the Insurance Distribution Act, Chapter 487 of the Laws of Malta;

Indebtedness	has the meaning given in paragraph 1 of Schedule 9 (Completion Accounts);

Indemnity	any of the indemnities in the Agreement (and the term “Indemnities” shall be construed accordingly);

Indemnity Claim	a claim for breach of any of the Indemnities;

Independent Contractor	person or service company providing services to the Company or Subsidiaries who is not a Worker or an Employee;

Intellectual Property Rights	intellectual property rights, including patents, utility models, rights to inventions, copyright and related and neighbouring rights, moral rights, trademarks and service marks, trade, brand or business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), in each case whether registered or unregistered or registrable and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

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Interest Rate	5% above the base rate of Barclays Bank plc from time to time, but at 5% a year for any period when that base rate is below 0%;

Interim Period	means the period commencing on the date hereof and concluding on the Completion Date;

IHTA	the Inheritance Tax Act 1984;

ITEPA	the Income Tax (Earnings and Pensions) Act 2003;

Key Client	[***];

Key Client Contract	the contract between (i) RUL, (ii) the Key Client and (iii) RIAML dated 29 November 2022;

Landlord	means Beachley (Twyford) Limited, being the landlord of the Leasehold Property;

Leasehold Property	the land, buildings and appurtenances demised by the Lease;

Lease	the information in respect of the lease which is set out in Schedule 6 (Basic information about the Leasehold Property) including all documents supplemental or collateral to that lease;

Logos	the logos used by the Subsidiaries as set in the Disclosure Letter;

Longstop Date	means the first anniversary of the date hereof;

Material Contract	a Contract which remains (in whole or in part) to be performed as at the date hereof and which:

(a)	has been entered into with a Material Customer and/or Material Supplier;

(b)	will result in either a payment to any Group company of more than £5,000; or

(c)	will result in aggregate expenditure by the Group of more than £5,000,

for the avoidance of doubt, the relevant financial thresholds referred to in paragraph (b) and (c) above shall include any payments actually received prior to the date hereof by any Group Company or any expenditure actually incurred by any Group Company prior to the Completion Date during the term of the relevant Contract;

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Material Customer	any customer who delivered an annual revenue to the Group of £5,000 or more during the year ended on the Accounts Date and/or any customer who has delivered revenue to the Group of £5,000 or more in the current financial year to date;

Material Supplier	any supplier from whom the Group made purchases of £5,000 or more during the year ended on the Accounts Date and/or any supplier from whom the Group has made purchases of £5,000 or more in the current financial year to date;

MFSA	means the Malta Financial Services Authority or any successor body;

Orchard	Orchard Administration Limited, basic information in relation to which is set out in Schedule 2 Part 2 (Basic information about the Subsidiaries);

PAYE	means the Pay As You Earn system in the UK or any similar system for deduction of income tax, social security contributions or payroll taxes in any jurisdiction outside the UK;

Previous Accounts	the accounts equivalent to the Accounts in respect of each of the three accounting periods immediately preceding the accounting period ended on the Accounts Date;

Pre-Completion Business	the business carried out by the Company and / or any of the Subsidiaries on or prior to the Completion Date;

Price	the total price payable by the Buyer for the Sale Shares as referred to in clause 4.1 and adjusted in accordance with clause 4.2.4 and clause 7;

Qualifying Shareholding	has the meaning assigned thereto in the IDA, namely a direct or indirect holding in RIAML which represents 10% or more of the share capital or of the voting rights or which makes it possible to exercise a significant influence on the management of RIAML;

Regulatory Authorisations	has the meaning given to it in 8 of Schedule 3;

Regulatory Authority	means an authority by which the Business or the Group is regulated (including the FCA and / or the MFSA) or to whose jurisdiction the Business or the Group is subject (including the ICO);

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Regulatory Requirements	means the Applicable Financial Services Laws and subordinate legislation made thereunder, including any rules contained in the FCA Handbook and the MFSA rules applicable to Maltese insurance agents issued in terms of the IDA as well as any other applicable conduct rules issued by the MFSA;

Relevant Date	means the Completion Date in respect of each Seller and in respect of each of Andrew Lawrence and [***], only, additionally means the date of termination of Andrew Lawrence and / or [***] (respectively) employment with the Group;

Relief	has the meaning given in Schedule 7 (Tax Covenant);

Restricted Business	any business that is or would be in competition with any part of the Business as carried on at the Completion Date;

Retention Account	means the bank account to be established in accordance with the terms of the Retention Letter;

Retention Letter	means the letter, in the Agreed Terms, instructing and authorising the Buyer’s Solicitors to establish and operate the Retention Account;

RIAML	Riverside Insurance Agency Malta Limited, basic information in relation to which is set out in Schedule 2 Part 2 (Basic information about the Subsidiaries);

RIAMLH	Riverside Insurance Agency Malta Holdings Limited, basic information in relation to which is set out in Schedule 2 Part 2 (Basic information about the Subsidiaries);

RUL	Riverside Underwriting Limited, basic information in relation to which is set out in Schedule 2 Part 2 (Basic information about the Subsidiaries);

Sale Shares	means 14,000 Ordinary Shares, 12,000 A Ordinary Shares, 14,000 B Ordinary Shares and 10,000 C Ordinary Shares of £0.0001 each (to be 7,500 C Ordinary Shares of £0.0001 each after Completion of the C Share Buyback), in the capital of the Company together comprising the whole of its total issued share capital;

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Second Deferred Consideration Payment	£2,400,00(subject to clause 7.6 and clause 7.7);

Second Deferred Payment Conditions	has the meaning in clause 7.3;

Second Deferred Payment Date	within 5 Business Days of the satisfaction of each of the Second Deferred Payment Conditions;

Secondary Key Clients	those clients set out in Schedule 11;

Secondary Key Client GWP Completion Target	the total GWP attributable to the Secondary Key Clients for the period of 12 months ending on the Completion Date;

Secondary Key Client Third Anniversary GWP	the total GWP attributable to the Secondary Key Clients for the period of 12 months ending on the third anniversary of the Completion Date;

Security Interest	any interest, security interest, mortgage, equity, charge, assignment for the purpose of security, option, pledge, lien, right of set-off, retention of title, hypothecation or adverse right or interest for the purpose, or which has the effect, of granting a security interest of any kind whatsoever and any agreement, whether conditional or otherwise, to create any of the foregoing;

Seller Connected Party	in respect of any particular individual Seller, that Seller’s spouse (as at the date hereof) and that Seller’s children and in respect Bacchus Holdings Limited includes any subsidiary and / or holding company;

Sellers’ Representative	the person identified in clause 18.2.4, who are appointed as the Sellers’ Representative in accordance with the provisions of clause 19;

Sellers’ Solicitors	gunnercooke LLP of 1 Cornhill London EC3V 3ND, Ref: Sara Carpenter;

Service Contract	the service contract (and any documents referred to therein) in the Agreed Form to be entered into on completion between the Company and Andrew Lawrence;

Subsidiaries	each of RUL, RIAML, RIAMLH, Hempstead, and Orchard, basic information in relation to which are set out in Schedule 2 Part 2 (Basic information about the Subsidiaries);

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Target Working Capital	has the meaning given in Schedule 9 (Completion Accounts);

Tax or Taxation	has the meaning given in Schedule 7 (Tax Covenant);

Tax Authority	has the meaning given in Schedule 7 (Tax Covenant);

Tax Claim	a claim for breach of any of the Tax Warranties or a Tax Covenant Claim;

Tax Covenant	the Tax Covenant given in paragraph 2 of Schedule 7 (Tax Covenant);

Tax Covenant Claim	a claim made against the Sellers under the Tax Covenant;

Tax Statute	any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that was amended, extended, consolidated or replaced by the same;

Tax Warranties	the warranties contained in Part 2 of Schedule 3;

TCGA	the Taxation of Chargeable Gains Act 1992;

Third Party Claim	has the meaning given in Schedule 4;

TIOPA 2010	the Taxation (International and Other Provisions) Act 2010;

VAT	value added tax in the UK or equivalent Tax in any other jurisdiction and references to VAT shall include all law relating to value added tax in the UK and any value added, turnover, sales, purchase or similar Tax of any other jurisdiction and references to value added tax shall be construed accordingly;

VATA	the Value Added Tax Act 1994;

Warranties	the warranties contained in Schedule 3;

Warranty Claim	a claim for breach of any of the Warranties;

Website	the website operated by the Subsidiaries at each of the Domain Names;

Worker	any person who personally performs work for the Group but who is not in business on their own account.

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1.2	In this Agreement (except where the context otherwise requires):

1.2.1	any reference to a clause, sub-clause or Schedule is to a clause or sub-clause of, or schedule to, this Agreement. References to paragraphs are to paragraphs of the relevant Schedule;

1.2.2	the contents table and headings to clauses, Schedules and paragraphs are included for convenience only, have no legal effect and do not affect the interpretation of this Agreement;

1.2.3	use of the singular includes the plural and vice versa;

1.2.4	use of a gender includes any other gender;

1.2.5	any reference to a person includes natural persons, firms, partnerships, companies, corporations, unincorporated bodies, associations, organisations, governments, states, foundations or trusts (whether or not having legal personality);

1.2.6	any reference to the Sellers includes, where appropriate, their respective personal representatives;

1.2.7	reference to any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

1.2.8	the terms holding company and subsidiary mean a “holding company” and “subsidiary” as defined in section 1159 of the Companies Act and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) a person (or its nominee) whether by way of security or in connection with the taking of security or (b) its nominee;

1.2.9	the terms subsidiary undertaking and parent undertaking shall have the meanings given to them by section 1162 of the Companies Act;

1.2.10	associate has the meaning given to it by section 435 Insolvency Act 1986 and a person is regarded as associated with any person which is an associate of his and with any company of which any director is an associate of his;

1.2.11	a person shall be deemed to be connected with another if that person is connected with such other within the meaning of section 1122 CTA 2010;

1.2.12	a reference to legislation or a legislative provision is a reference to it as amended, extended or re-enacted from time to time;

1.2.13	a reference to legislation or a legislative provision shall include all subordinate legislation made from time to time under that legislation or legislative provision;

1.2.14	any phrase introduced by the terms including, include, in particular or any similar words or expression shall be construed as illustrative only and shall not limit the generality of the words preceding those terms;

1.2.15	a reference to an SSAP is a reference to a Statement of Standard Accounting Practice and a reference to an FRS is a reference to a Financial Reporting Standard both established by the Accounting Standards Board in England and Wales;

1.2.16	references to writing or written includes email (unless otherwise expressly provided in this Agreement);

1.2.17	a reference to the Sellers shall include a reference to each of them; and

1.2.18	an obligation not to do something includes an obligation not to allow that thing to be done.

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Schedule 11

Secondary Key Client

[***]

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Schedule 12

Fixed Assets & Domain Names

[***]

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Execution page

Sellers

Executed as a Deed by Andrew Lawrence in the presence of:

/s/ Andrew Lawrence
Witness signature
[***]

Executed as a Deed by Rita Lawerence in the presence of:

/s/ Rita Lawrence
Witness signature
[***]

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Buyer

Executed as a Deed by Roadzen Technologies Limited
acting by a director in the presence of:

/s/ Rohan Malhotra
Rohan Malhotra, Director

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